                                                                     EXHIBIT 2.1

                                    AGREEMENT


         This AGREEMENT ("AGREEMENT"), dated as of May    , 2001, is entered
into by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("PARENT"), BLOOMFIELD ACCEPTANCE COMPANY, L.L.C., a Michigan limited liability company ("BAC"), BLOOMFIELD SERVICING COMPANY, L.L.C., a Michigan limited liability company ("BSC"), HARTGER & WILLARD MORTGAGE ASSOCIATES, INC., a Michigan corporation ("H&W"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("PURCHASER"), and WELLS FARGO & COMPANY, a Delaware corporation ("BUYER"). BAC, BSC and H&W are collectively referred to herein as "SELLERS" and sometimes individually as a "SELLER."


                                R E C I T A L S :

         A. Parent owns all the capital stock or membership interests, as applicable, of each of the Sellers.

         B. Buyer owns all of the capital stock of Purchaser.

         C. Purchaser desires to acquire certain of the assets, properties and business of the Sellers and assume certain liabilities of the Sellers related to such assets, pursuant to and in accordance with the terms and conditions of this Agreement and Sellers desire to sell and transfer to Purchaser certain of the assets, properties and business of the Sellers, pursuant to and in accordance with the terms and conditions of this Agreement (such asset purchase and liability assumption pursuant to the terms of this Agreement being referred to as the "PURCHASE AND ASSUMPTION").

         D. Parent owns 36.46% of the capital stock of e-Cognita Technologies, Inc., a Michigan corporation ("E-COGNITA").

         E. Buyer desires to acquire all of the capital stock of e-Cognita owned by Parent ("STOCK"), pursuant to and in accordance with the terms and conditions of this Agreement and Parent desires to sell the Stock to Buyer pursuant to and in accordance with the terms and conditions of this Agreement (such stock purchase pursuant to the terms of this Agreement being referred to as the "STOCK PURCHASE").

         In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following definitions shall apply:

         "ACQUISITION EVENT" has the meaning given such term in Section 6.9.

         "ACQUISITION PROPOSAL" has the meaning given such term in Section 6.9.

         "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under common control with, the subject entity through the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, the ownership, direct or indirect, of a 25 percent interest in such entity shall be deemed to be control.

         "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including any consolidated, unitary or combined group of companies.

         "AGENCY" means GNMA, FNMA, or FHLMC, as applicable.

         "AGREEMENT" means this Agreement by and among Parent, Sellers, Purchaser, and Buyer, as amended or supplemented, together with all Exhibits and Schedules, incorporated by reference or referred to herein.

         "APPLICABLE LAW" means any domestic, federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement of any Governmental Entity applicable to Parent, Sellers, Purchaser or Buyer.

         "ASSUMED LIABILITIES" has the meaning set forth in Section 2.2.

         "ASSUMPTION AGREEMENT" means the assumption agreement in substantially the form of Exhibit A.

         "BILL OF SALE" means the bill of sale in substantially the form of Exhibit B.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which banks in the state of California are generally closed for regular banking business.

         "CLOSING" means the consummation of the transactions contemplated by this Agreement.

         "CLOSING DATE" means the date and time of the Closing.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACT" or "CONTRACTS" means any rights and interests arising under or in connection with any agreement, arrangement, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license, or understanding, whether written or oral, that will be included in the Purchased Assets.

         "DEPOSITS" means those deposits made by potential customers associated with commercial mortgage banking services in process set forth in Schedule 2.2(a)(i), with such Schedule to be supplemented as of the Closing Date.

         "DPC PROPERTY" means any voting securities, other personal property or real property acquired by a Seller by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than the applicable statutory holding period and recorded in such Seller's business records as such.

         "EMPLOYEE BENEFIT PLANS" mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained or contributed to by Sellers or Parent and in which the Employees of Sellers participate, all of which are listed on Schedule 1.1(b).

         "EMPLOYEE PROGRAMS" mean all of Sellers' payroll practices, personnel policies, contracts, plans, and arrangements, if any, providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, vacation pay, or other benefits in which any Employees or their dependents participate, and all employment, severance, or other agreements with any director of any Seller or any Employee, all of which are listed on Schedule 1.1(b).

         "EMPLOYEES" mean employees of Sellers (including any such employees on leave or disability who return to work within three months after the initial date of leave or disability).

         "ENCUMBRANCE" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction, or encumbrance of any kind or nature whatsoever.

         "EQUITY INTERESTS" mean capital stock, partnership interests (limited or general), joint venture interests, or other equity interests or any securities or other equity interests convertible into or exchangeable for any of the foregoing or any other rights, warrants or options to acquire or vote any of the foregoing.

         "EXCLUDED ASSETS" means collectively: (i) any claims, refunds, credits, or overpayments with respect to any Taxes paid or incurred by Sellers and their Affiliates, or any related interest received from the relevant taxing authority for periods ending prior to the Closing Date, and the appropriately prorated portion thereof for periods commencing prior to the Closing Date and ending on or after the Closing Date; (ii) the rights of the Sellers and Parent under this Agreement and the Related Documents, including but not limited to the right to receive the Purchase Price; (iii) any tax sharing agreement between a Seller or the Sellers on the one hand and Parent on the other hand and any other Contract between the Parent on the one hand and a Seller or the Sellers on the other hand; (iv) the assets reflected on Schedule 1.1(e); (v) the charter, non-transferable franchises, licenses, permits, authorizations and memberships, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of each Seller and all income tax records; provided, however, that copies of such corporate and tax reports shall be provided to Purchaser at Purchaser's request; (vi) Sellers' books of accounts; provided, however, that copies of such books of accounts shall be provided to Purchaser at Purchaser's request; (vii) the Lease with respect to the Sellers' office at 260 E. Brown Street, Birmingham, MI 48009;
(viii) the Certificate of Deposit held by H&W and issued by the Bank of Ann Arbor in the principal amount of $250,000 (the "H&W CD"); (ix) origination fees with respect to any Mortgage Loans closed by Sellers between the date of this Agreement and the Closing Date; and (x) all corporate records of each Seller with respect to the Excluded Assets set forth in clauses (i) through (ix) hereof.

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

         "FHLB" means the Federal Home Loan Bank of San Francisco.

         "FHLMC" means the Federal Home Loan Mortgage Corporation.

         "FILINGS" mean all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations, and statements has not had and is not reasonably expected to have a material adverse effect on Sellers and the Sellers taken as a whole.

         "FINAL TERMINATION DATE" means July 31, 2001.

         "FINANCIAL STATEMENTS" mean the financial statements of Sellers described in Section 4.5.

         "FHLMC" means the Federal Home Loan Mortgage Corporation.

         "FNMA" means the Federal National Mortgage Association.

         "GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

         "GNMA" means the Government National Mortgage Association.

         "GOVERNMENTAL ENTITY" means any court, administrative agency or commission, or other governmental authority or instrumentality.

         "INSURER" means a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Serviced Mortgage Loans, and providers of life, flood, hazard, disability, title, or other insurance with respect to any of the Serviced Mortgage Loans or the property securing any such Serviced Mortgage Loan.

         "INTELLECTUAL PROPERTY" means all Marks used in connection with the conduct of business in the ordinary course by each Seller and listed on Schedule 1.1(f).

         "INVESTOR" means any Person who owns (beneficially or of record) a Serviced Mortgage Loan, or the servicing rights or master servicing rights to a Serviced Mortgage Loan, subserviced, serviced, or master serviced by any Seller pursuant to a Mortgage Servicing Agreement.

         "IRS" means the Internal Revenue Service.

         "LEASE" means the real estate leases, or any sublease of each Seller's interest thereunder, for any Operating Site.

         "LOANS" mean the following two loans, held on the books of BAC: the Aberdeen at Ormand Beach MHC loan and the Sundowner/Country Villa/Melrose Mobile Home & RV Parks loan.

         "LOSS" means any actual cost, expense, or liability, including but not limited to penalties, fines, damages, legal and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are imposed upon or otherwise incurred or suffered by the relevant party.

         "MARK" means any brand name, copyright, patent, service mark, trademark, trade name, state or federal common law usages, and all registrations or applications for registration of any of the foregoing.

         "MATERIAL CONTRACTS" mean all Contracts or offers that would become binding upon acceptance by a third party (a) that obligate any Seller to pay or forego receipt of an amount of $20,000 or more in any 12-month period, other than any Loan made in the ordinary course of business; (b) that bind such Seller and contain a covenant by Seller not to compete; (c) that bind any Seller or any of its properties and contain a right of first refusal in favor of a third party; (d) that relate to Technology Systems; (e) that grant a power of attorney or similar authorization to act on behalf of Seller to any Person; or (f) that are otherwise material to the Sellers taken as a whole. All Material Contracts as of the date hereof are listed on Schedule 1.1(h).

         "MORTGAGE" means, with respect to a Mortgage Loan or a Serviced Mortgage Loan, a mortgage, deed of trust, or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement, or modification of any thereof.

         "MORTGAGE LOAN" means any interest in a Loan secured by a Mortgage.

         "MORTGAGE LOAN REGULATIONS" mean (a) all Applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing, or filing of claims in connection with a Loan, (b) the responsibilities and obligations set forth in any agreement between any Seller and an Investor or private mortgage insurer (including, without limitation, Mortgage Servicing Agreements and selling and servicing guides), (c) all Applicable Laws and other requirements of an Agency, and all rules, regulations and other requirements of an Investor, private mortgage insurer, public housing program, or Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing, or filing of claims in connection with a Serviced Mortgage Loan, and (d) the terms and provisions of the Serviced Mortgage Loan documents.

         "MORTGAGE NOTE" means, with respect to a Mortgage Loan or a Serviced Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan or Serviced Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement, or modification thereof.

         "MORTGAGE SERVICING AGREEMENTS" mean all contracts or arrangements between any Seller and an Investor pursuant to which the Seller subservices, services, or master services Serviced Mortgage Loans for such Investor.

         "OPERATING SITES" mean the headquarters office and other offices of each Seller, all of which are listed on Schedule 1.1(i).

         "PERMITTED ENCUMBRANCES" mean all Encumbrances that are:

                  (a) disclosed in any title reports, opinions, or insurance binders delivered or made available to Buyer prior to the execution of this Agreement;

                  (b) representing mechanics', materialmen's, carriers', warehousemen's, landlords', and other similar or statutory liens arising in the ordinary course of business and fully accrued or adequately provided for; or

                  (c) rights of parties lawfully in possession and any other defect, exception to title, or easement or claim of easement which in all cases does not materially impair the use, operation or value of the property to which it relates.

         "PERSON" means any individual, corporation, company, partnership (limited or general), joint venture, association, limited liability company, trust, or other entity.

         "PURCHASE PRICE" means the purchase price set forth in Section 2.4.

         "PURCHASED ASSETS" means all of the assets, properties, rights, and business of the Sellers of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of the Sellers, other than the Excluded Assets. Such assets and property shall include, without limitation, all right, title, and interest of the Sellers in all lands, offices, buildings (together with improvements, appurtenances, licenses, and permits), motor vehicles, equipment, furniture and fixtures, supplies, stationery, cash, loans, accrued interest, securities, certificates of deposit (other than the H&W CD), accounts receivable, cash management accounts, servicing rights, leases of real and personal property, prepaid expenses, deposits, licenses and permits, agreements and contracts, claims against third parties (including warranty claims relating to goods, equipment or real property sold to the Sellers), authorizations and approvals of any third party, the right to receive mail, payments on loans and accounts receivable and other communications, prepaid expenses incurred in the ordinary course of business and not related to the Excluded Assets, computer software used in connection with personal computers (the "Software"), other files and business records, advertising materials, customer application forms, intangible properties and rights to, refunds and prepayments under Contracts and Marks, but shall not include the Excluded Assets.

         "REAL PROPERTY" means all real property of each Seller, including fee, leasehold and other interests in real property (including real property that is DPC Property, but excluding any interest in real property held solely as a trustee or beneficiary under a deed of trust or mortgagee under a mortgage).

         "RECORDS" mean all records and original documents which pertain to and are utilized by any Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of any Seller, including all such records maintained on electronic or magnetic media in the Technology Systems.

         "REGULATORY AGREEMENT" means, with respect to any Seller, any cease-and-desist or other order issued by, or any written agreement, consent agreement or memorandum of understanding with, or any order or directive by, or any extraordinary supervisory letter from, or any board resolutions adopted at the request of any Governmental Entity that restricts the conduct of any Seller's business or that in any manner relates to its capital adequacy, its credit policies, its management or its business.

         "RELATED DOCUMENTS" means the Bill of Sale and the Assumption
Agreement.

         "REQUISITE REGULATORY APPROVALS" mean all approvals or consents of or filings with any Governmental Entity required in order to consummate the transactions contemplated by this Agreement, all of which are listed in Schedule 1.1(k).

         "SEC" means the United States Securities and Exchange Commission.

         "SERVICED MORTGAGE LOAN" means any closed Mortgage Loan, whether or not such Mortgage is included in a securitized portfolio, which is subserviced, serviced or master serviced by any Seller pursuant to Mortgage Servicing Agreements.

         "SOFTWARE" means all computer programs, software, firmware, and related documentation used in the operation of the Technology Systems.

         "TAXES" means all federal, provincial, territorial, state, municipal, local, foreign, or other taxes, imposts, rates, levies, assessments, and other charges including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines, or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

         "TAX RETURN" means any return, report, information statements, schedule or other document (including any related or supporting information) with respect to Taxes.

         "TECHNOLOGY SYSTEMS" mean all electronic data processing, communications, telecommunications, disaster recovery services, and other computer systems which are material to the operation of the business and the Operating Sites, and to the servicing of the Loans and Serviced Mortgage Loans and, including (a) any computer hardware and Software owned, leased or licensed by any Seller that is used in the operation of the Technology Systems, and (b) any Contracts pursuant to which Parent or any Seller is granted rights which are used in the operation of the Technology Systems, including Software licenses and similar agreements.

         "TRANSITION SERVICES AGREEMENT" means the transition services agreement in substantially the form of Exhibit C.

         1.2 Construction and Interpretation.

         (a) When used to modify a statement with respect to a Seller, "material," "materially," or similar phrases refer to matters which are material to the business, condition (financial or otherwise) or operations of Sellers, taken as a whole; provided, however, that such terms shall not include (i) changes in Applicable Law, GAAP, or regulatory accounting principles, or thrift laws or regulations, or interpretations thereof, that affect the mortgage industry generally or changes in the general level of interest rates unless such change affects any Seller to a materially greater extent than mortgage companies generally, or (ii) the write-off of any goodwill on the books of Parent or any Seller as a result of the execution or delivery of this Agreement.

         (b) Any reference to the "ordinary course of business" shall refer to the ordinary course of the business of the Sellers prior to January 31, 2001. Buyer and Purchaser understand that Sellers regularly distribute all available cash to Parent. Any such distribution (except for the distribution of cash associated with the Deposits) by Sellers shall be deemed to be in the ordinary course of business.


                                   ARTICLE 2.
                     PURCHASE AND ASSUMPTION; STOCK PURCHASE

         2.1 Purchase and Assumption: Assets to Be Sold. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell to Purchaser, and Purchaser will purchase from the Sellers the Purchased Assets. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by the Sellers to the Purchaser at the Closing of (i) the duly executed Bill of Sale, (ii) assignments of mortgages or deeds of trust, security agreements and security interests and assignments of notes, in recordable form, if applicable, relating to the Purchased Assets, (iii) cash equal to the amount of the Deposits, and (iv) such other instruments of conveyance and transfer as the Purchaser shall reasonably request.

         2.2 Purchase and Assumption: Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following liabilities (collectively, the "ASSUMED LIABILITIES") and no other:

                  (i) the Deposits described in Schedule 2.2(a)(i), as updated as of the Date of Closing;

                  (ii) the Mortgage Servicing Agreements described in Schedule 2.2(a)(ii), as updated as of the Date of Closing;

                  (iii) the Material Contracts described in Schedule
                        2.2(a)(iii), as updated as of the Date of Closing;

                  (iv) the Leases described in Schedule 2.2(a)(iv), as updated as of the Date of Closing; and

                  (v) all liabilities with respect to commitments for mortgage loans underwritten or originated by Sellers before the Closing but which have not closed before the Closing, as updated as of the Date of Closing.

         (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Parent, or any Seller, or of any of their respective Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Assumed Liabilities.

         (c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume liability for any income tax, franchise tax, or similar tax relating to the Purchased Assets or Assumed Liabilities for any period ending on or before the Closing Date.

         2.3 Stock Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Parent will sell to Buyer, and Buyer will purchase from Parent the Stock. Such sale, conveyance, assignment, transfer and delivery of the Stock shall be effected by delivery by Parent to the Buyer at the Closing of the original certificates representing the shares of e-Cognita which constitute the Stock, with duly executed stock powers attached, which shall transfer to Buyer good title to the Stock, free and clear of all Encumbrances.

         2.4 Purchase Price. (a) The Purchase Price shall be an amount equal to the sum of the Stock Purchase Price, the Loan Purchase Price and the Purchase and Assumption Purchase Price.

         (i) The Stock Purchase Price is that portion of the Purchase Price to be paid to Parent for the Stock and shall be a fixed amount equal to $100,000.

         (ii) The Loan Purchase Price is that portion of the Purchase Price to be paid to BAC for the Loans and shall be an amount equal to (A) the book value at the Closing Date of the Aberdeen at Ormand Beach MHC loan, plus (B) the book value at the Closing Date of the Sundowner/Country Villa/Melrose Mobile Home & RV Parks loan, less $350,000. The Loan Purchase Price shall be adjusted if, within six months of the Closing Date, Purchaser sells the Sundowner/Country Villa/Melrose Mobile Home & RV Parks loan for an amount greater than such Loan's book value at the Closing Date less $350,000, net of Purchaser's costs. In such event, Purchaser shall pay to BAC at the time of such sale an amount equal to the difference between the amount realized for such Loan and such Loan's book value at the Closing Date less $350,000, net of Purchaser's costs.

         (iii) The Purchase and Assumption Purchase Price is that portion of the Purchase Price to be paid to the Sellers for the assets acquired and liabilities assumed and shall be an amount equal to (A) $6,500,000, less (B) a deduction for the amounts set forth in the column entitled "Value" on
         Schedule 2.4(iii), for each of the Investors, if any, for which Sellers are unable to obtain the consent required by Section 6.3(c). Notwithstanding the foregoing, the deduction described in clause (B) above, if any, shall be offset by and reduced to the extent of any increase in the value of Sellers' loan servicing portfolio between March 26, 2001, as reflected on Schedule 2.4(iii), and the Closing Date; provided, however, that such offset and reduction shall not operate to reduce the deduction described in clause (B) above to less than zero. Of the Purchase and Assumption Purchase Price, $50,000 is allocated to the fixed assets.


                                   ARTICLE 3.
                                  THE CLOSING

         3.1 Closing. The Closing shall take place (a) at the offices of Buyer, Wells Fargo Center, Sixth and Marquette, Minneapolis, MN 55479 on the later of June 1, 2001 or a date that is within five (5) Business Days following the satisfaction or waiver of all of the conditions in Article 7 (other than those designating instruments, certificates or other documents to be delivered at the Closing), or (b) at such other place and time as the parties hereto shall agree.

         3.2 Delivery by Sellers and Parent. On the Closing Date, Sellers and Parent shall deliver or cause to be delivered the following to Buyer and
Purchaser:

         (a) copies of resolutions duly adopted by the Board of Directors and managers, as applicable, of each Seller and Parent and the sole shareholder or sole member, as applicable of each Seller authorizing this Agreement and the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of such party;

         (b) the duly executed Assumption Agreement, and such other instruments and supporting documents as Purchaser may reasonably request with respect to the Purchase and Assumption;

         (c) the original certificates representing the shares constituting the Stock, with duly executed stock powers attached, and such other instruments and supporting documents as Buyer may reasonably request with respect to the Stock Purchase;

         (d) the duly executed Transition Services Agreement; and

         (e) the documents required to be delivered by Sellers and Parent pursuant to Section 7.2 and such other documentation as may be required by this Agreement.

         3.3 Deliveries by Buyer and Purchaser. On the Closing Date, Buyer and Purchaser shall deliver or cause to be delivered the following to Parent and
Sellers:

         (a) copies of resolutions duly adopted by the Board of Directors and (if applicable) shareholders of Buyer and Purchaser authorizing this Agreement and the transactions contemplated hereby, certified as of the Closing Date by a Secretary or Assistant Secretary of such party;

         (b) an amount equal to the Purchase Price by wire transfer in immediately available funds to an account designated in writing to Buyer and Purchaser by Parent and Sellers;

         (c) the duly executed Transition Services Agreement; and

         (d) the documents required to be delivered by Buyer and Purchaser pursuant to Section 7.3 and such other documents as may be required by this Agreement.


                                   ARTICLE 4.
              REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

         Sellers and Parent represent and warrant to Purchaser and Buyer as follows:

         4.1 Organization and Related Matters.

         (a) BAC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. All of the membership interests of BAC are owned by Parent, beneficially and of record, free and clear of all Encumbrances, and there are no other outstanding Equity Interests of BAC. BSC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. All of the membership interests of BSC are owned by Parent, beneficially and of record, free and clear of all Encumbrances, and there are no other outstanding Equity Interests of BSC. H&W is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. All of the capital stock of H&W is owned by Parent, beneficially and of record, free and clear of all Encumbrances, and there are no other outstanding Equity Interests of H&W.

         (b) Each of the Sellers has the corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.

         (c) Except as set forth on Schedule 4.1, no Seller has a direct or indirect Equity Interest in any Person, other than DPC Property.

         (d) Each of the Sellers is duly qualified and licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized or existing or to have such power and authority or to be so qualified or licensed would not have a material adverse effect on the Sellers. None of the Sellers has engaged in the real estate development business as an owner, operator, developer, contractor, or otherwise.

         (e) None of Parent or the Sellers is a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any Equity Interests of Parent in the Sellers or to sell or otherwise transfer any significant portion of their assets, except the transactions contemplated by this Agreement and there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, or preemptive or other rights requiring Parent or Sellers to sell, dispose of, purchase, redeem, or otherwise acquire the capital stock or membership interests, as applicable, of the Sellers.

         4.2 Authority; No Violation.

         (a) Each of Parent and Sellers has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby have been or will be duly and validly approved by all requisite corporate action on the part of Sellers and Parent, and, except for meetings of the shareholders or members, as applicable, of Sellers, no other corporate proceedings on the part of Sellers or Parent are necessary to approve this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby. This Agreement and the Related Documents to which it is a party have been or will be duly and validly executed and delivered by Sellers and Parent and (assuming the due authorization, execution and delivery of this Agreement and the Related Documents by Buyer and Purchaser) constitute a valid and binding obligation of each Seller and Parent, enforceable against each Seller and Parent in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity.

         (b) Neither the execution and delivery of this Agreement by Sellers or Parent or the Related Documents to which they are a party nor the consummation by Sellers or Parent of the transactions contemplated hereby, nor compliance by Sellers or Parent with any of the terms or provisions hereof, will (i) violate any provision of the respective articles of incorporation and bylaws or articles of organization and operating agreement, as applicable, of Sellers or Parent or
(ii) assuming that the Requisite Regulatory Approvals and the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate in any material respect any Applicable Law with respect to any Seller or Parent, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any Seller or Parent under, any of the terms, conditions or provisions of any Contract to which any Seller or Parent is a party, or by which any Seller or Parent, or any of their respective properties or assets, may be bound or affected, except for (i) such violations which arise from the legal or regulatory status of Buyer or its Affiliates or the businesses in which they are or propose to be engaged and (ii) such consents and approvals the failure of which to obtain will not, individually or in the aggregate, have a material adverse effect on the Sellers.

         4.3 Consents and Approvals. Except for the consents and approvals to be obtained by Buyer and Purchaser and the matters set forth on Schedule 4.3, no consents or approvals of or filings, notices or registrations with any Governmental Entity or with any Person who is a party to a Material Contract set forth on Schedule 2.2(a)(iii) are necessary in connection with the execution and delivery by Sellers or Parent of this Agreement or the consummation by Sellers or Parent of the transactions contemplated hereby (including, without limitation the consummation of the Purchase and Assumption).

         4.4 Title to Property.

         (a) All furniture, fixtures, and equipment of the Sellers that are material to the business, financial condition, results of operations, or prospects of Sellers taken as a whole, are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of Sellers as presently conducted. Except as set forth in Schedule 4.4(a), (i) to each Seller's knowledge, each Lease and other Contract to be assigned to Purchaser hereunder under which such Seller is a lessee or holds or operates any material property (real, personal or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of Seller and, to Sellers' knowledge, each other party thereto; (iii) Sellers and, to Sellers' knowledge, each other party to any such Lease or other Contract to be assigned to Purchaser hereunder have performed in all material respects all the obligations required to be performed by them to date under such Lease or other Contract and are not in default in any material respect under any such Lease or other Contract and, to Sellers' knowledge, there is no pending or threatened proceeding that would interfere with the quiet enjoyment of such leasehold or such material property by Sellers.

         (b) Sellers have provided Purchaser access to copies of all Leases included on Schedule 4.4(b).

         4.5 Financial Statements. Sellers have previously delivered to Purchaser the unaudited statement of financial condition of Sellers as of January 31, 2001. The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition of Sellers as of the date thereof.

         4.6 Material Contracts. Except as set forth on Schedule 4.6, (a) each Material Contract is a valid and binding obligation of BAC or BSC; (b) each Seller has duly performed all material obligations under the Material Contracts to be performed by it to the extent that such obligations to perform have accrued; and (c) to Sellers' knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party under any Material Contract. True copies of all Material Contracts, including all amendments and supplements thereto, have been made available to Purchaser.

         4.7 Legal or Other Proceedings. Except as set forth in Schedule 4.7, as of the date of this Agreement, no Seller is a party to any, and there are no pending or, to Sellers' knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, or governmental or regulatory investigations of any nature against or affecting any Seller or any of their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement and there is no injunction, order, judgment, or decree imposing ongoing obligations upon any Seller or the properties or assets of the Sellers. Except for customary ongoing quality control reviews or as set forth in Schedule 4.7, no audit, investigation, complaint, or inquiry of any Seller by any Agency, Investor, or Insurer is pending or, to the knowledge of Sellers, threatened.

         4.8 Undisclosed Liabilities. Sellers have furnished to Purchaser
Schedule 4.8 which sets forth all liabilities of Sellers that are material to Sellers taken as a whole, contingent or otherwise, that are not reflected or reserved against in the Financial Statements, except for liabilities incurred or accrued since the date of the Financial Statements in the ordinary course of business, none of which, individually or in the aggregate, has had or may reasonably be expected to have a material adverse effect on the Sellers taken as a whole.

         4.9 Reports and Filings. Since January 1, 1995, each Seller has filed all Filings. Sellers have made available to Purchaser all Filings filed by either Seller since January 1, 1995, together with copies of any orders or other administrative actions taken in connection with such Filings to the extent permitted to do so by Applicable Law. As of their respective dates, each of such Filings (a) was true and complete in all material respects (or was amended so as to be so following discovery of any discrepancy); (b) complied in all material respects with Applicable Law (or was amended so as to be so following discovery of any such noncompliance); and (c) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Financial Statement contained in any of such Filings that was intended to present the financial position of the Sellers fairly presented the financial position of Sellers and was prepared in accordance with GAAP consistently applied, except as stated therein, required by Applicable Law during the periods involved or as otherwise set forth in Section 4.5.

         4.10 Absence of Certain Changes or Events. Except as set forth in
Schedule 4.10 or as consented to by Purchaser in writing, during the period from January 31, 2001 to the Closing Date, (a) no Seller has: (i) changed its accounting principles, practices or methods except as required by any change in Applicable Law or GAAP; (ii) engaged in any material sale or purchase of assets, entered into, amended, or terminated any Material Contract, or engaged in any other material transaction other than for fair value in the ordinary course of business; or (iii) incurred any damage, destruction or loss to any of its assets; and (b) no event has occurred or has failed to occur which has had or is reasonably expected to have, individually or in the aggregate with any other event(s), a material adverse effect on Sellers, provided, however, that for purposes of this Section 4.10, no such material adverse effect shall be deemed to have occurred as a result of (i) any change in Applicable Law or GAAP, (ii) changes in laws or regulations, or interpretations thereof, that affect the mortgage industry generally or changes in the general level of interest rates unless such change affects Sellers to a materially greater extent than mortgage institutions generally, or (iii) the write-off of any goodwill on the books of any Seller as a result of the execution and delivery of this Agreement.

         4.11 Taxes and Tax Returns. Except as reflected in Schedule 4.11, each Seller, and any Affiliated Group of which any such entity was a member, has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has duly paid or made provisions for the payment of all Taxes that have been incurred or are due or claimed to be due from it by any taxing authority on or prior to the date of this Agreement other than Taxes which are not yet delinquent or are being contested in good faith (and which are set forth in Schedule 4.11) and has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Taxes that is currently in effect. Except as set forth in Schedule 4.11, there is no audit, examination, deficiency, refund litigation, tax claim, notice of assessment, notice of proposed assessment or any other matter in controversy with respect to any Taxes that is reasonably likely to result in a determination materially adverse to Sellers or Parent. None of the Purchased Assets includes any Equity Interest in any Affiliate of any of the Sellers or of Parent.

         4.12 Compliance with Applicable Law. Each Seller holds, and has at all times has held, all material licenses, franchises, permits and other authorizations necessary for the lawful ownership and use of its respective assets and the conduct of its respective businesses and has complied with and is not in default in any material respect under any Applicable Law material to Sellers taken as a whole.

         4.13 Insurance. All insurance policies and indemnity bonds as of the date of this Agreement providing coverage for Sellers are listed on Schedule
4.13. As of the date hereof each such insurance policy or bond is in full force and effect, and, as of the date hereof no Seller has received written notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond.

         4.14 Agreements with Regulatory Agencies. No Seller is currently subject to any Regulatory Agreement, nor has any Seller been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.15 Reserved.

         4.16 Intellectual Property.

         (a) Schedule 1.1(f) contains a true and complete list of all Intellectual Property owned by each Seller and any licenses or similar agreements pursuant to which each Seller is granted rights with respect to Intellectual Property.

         (b) Except as set forth in Schedule 4.16, each Seller has the unrestricted right to use the Intellectual Property, free and clear of any claims, by any Person (other than the claims of any licensors under licensing or similar agreements), and the consummation of the transactions contemplated by this Agreement will not alter or impair any such right. No claims have been asserted to any Seller or Parent by any Person with respect to the use by Sellers of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement with respect thereto, and, to the knowledge of Sellers and Parent, there is no basis for any such claim. Except as set forth in Schedule 4.16, no Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Seller.

         4.17 Loan and Servicing Portfolio.

         (a) Schedule 4.17(a) sets forth a complete list of the Mortgage Servicing Agreements to which each Seller is a party. Each Seller is the sole owner and holder of the servicing rights under the Mortgage Servicing Agreements to which it is a party, and has good and marketable title to such servicing rights, free and clear of any interest, claim or right of any person or entity.

         (b) To Sellers' knowledge, each Loan or Serviced Mortgage Loan owned or held by each Seller complied at the time it was made or, if such Loan or Serviced Mortgage Loan was acquired and not originated by a Seller, complied at the time it was originated, and remains in compliance, in all material respects with Applicable Law.

         (c) Each Loan or Serviced Mortgage Loan originated by Sellers, and to the knowledge of Sellers each Loan or Serviced Mortgage Loan originated by a party other than Sellers, (i) is the legal, valid and binding obligation of the obligor thereunder, enforceable in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity, and (B) to the extent Applicable Law requires the holder of the note with respect to the Loan to foreclose against the collateral for such note before seeking recovery on such note, or prohibits a deficiency judgment or other recovery on such note against the mortgagor or the grantor of such security interest or any guarantor of such Loan, (ii) arose in the ordinary course of business and (iii) is secured by a valid and legally enforceable security interest to the extent reflected in the loan records with respect thereto except (x) as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity, and (y) subject to any requirement of Applicable Law that the holder of the note with respect to the Loan foreclose against the collateral for such note before seeking recovery on such note, or prohibiting a deficiency judgment or other recovery on such note against the mortgagor or the grantor of such security interest or any guarantor of such Loan.

         (d) At all times since the effectiveness of the applicable Mortgage Servicing Agreements, Sellers have serviced or subserviced the Serviced Mortgage Loans in accordance with (i) the terms of such Serviced Mortgage Loans, (ii) the terms of the applicable Mortgage Servicing Agreements, and (iii) generally accepted servicing standards.

         (e) Sellers have paid, or caused to be paid, all interest, if any, required by law or the related mortgage or loan documents, including but not limited to, all interest due with respect to escrow, reserve or servicing accounts, pay-offs and curtailments, that shall have accrued through the Closing Date, and have paid, or caused the payment of, any interest shortfalls on such amounts due to the appropriate Person or to Purchaser for the account of the appropriate Person. None of the Serviced Mortgage Loans or Mortgage Servicing Agreements require the primary servicer to cover shortfalls in interest prepayment, except for those which require that prepayments be made on the related loans' payment due dates in the month of payoff.

         (f) All taxes, insurance premiums, ground rents and similar items with respect to the Serviced Mortgage Loans have been paid when due, provided that the payment of such amounts was contemplated by the Serviced Mortgage Loan documents from escrow accounts administered by Sellers.

         (g) All premiums for required insurance relating to the Serviced Mortgage Loans have been paid when due, provided that the payment of such premiums was escrowed pursuant to the Serviced Mortgage Loan documents, and the trust fund or the trustee named in the applicable Mortgage Servicing Agreement is a designated beneficiary or additional loss payee as to each such required insurance.

         (h) Except as set forth in Schedule 4.17(h), Sellers have not waived any late fees payable in accordance with the terms of any Serviced Mortgage Loan on more than one occasion, paid any interest on any impound or reserve accounts not required to be paid in accordance with the terms thereof, or disbursed any amounts from impound or reserve accounts other than in compliance with the terms thereof.

         (i) Except as set forth in Schedule 4.17(i), no Serviced Mortgage Loan is delinquent 30 or more days and no Serviced Mortgage Loan is the subject of an event that could require the transfer of servicing under the terms of the applicable Mortgage Servicing Agreement.

         (j) No Serviced Mortgage Loans has provisions prohibiting the transfer of any impound and reserve balances related to such loans to Purchaser's market rate accounts or to any other investment vehicle that pays an equivalent yield to the borrower.

         (k) To the best knowledge of Sellers, Sellers are, and following the Closing Date, Purchaser will be entitled to continue to receive servicing fees as to any Serviced Mortgage Loan which has undergone defeasance.

         (l) The Serviced Mortgage Loans have the characteristics set forth in
Schedule 4.17(l) (the "Assumed Characteristics'). To the extent that the Purchaser determines following the Closing Date that the actual characteristics of the Serviced Mortgage Loans are different from such Assumed Characteristics, and that the Purchase and Assumption Purchase Price, recalculated using such actual characteristics, would have been less than the Purchase and Assumption Purchase Price paid on the Closing Date, Purchaser shall furnish Sellers and Parent with documentation supporting such calculation and shall make a claim to Sellers and Parent for indemnification as to the amount of such difference pursuant to Section 9.3(a).

         4.18 Mortgage Banking Licenses and Qualifications. BAC and H&W are authorized FHLMC Program Plus Lenders. BAC and BSC are FNMA-approved seller-servicers. Each Seller has all other certifications, authorizations, licenses, permits and other approvals necessary to conduct its current business, and is in good standing under all Applicable Laws and Mortgage Loan Regulations as a mortgage lender and servicer.

         4.19 Payment of Taxes, Insurance Premiums, etc. To Sellers' knowledge, the responsibilities of all prior servicers and originators of the Serviced Mortgage Loans with respect to all applicable taxes (including tax reporting for the period prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums, and mortgage insurance premiums that are related to the Serviced Mortgage Loans have been met in all material respects.

         4.20 Minute Books. The copies of the articles of incorporation and bylaws or articles of organization and operating agreement, as applicable, including amendments, of each of the Sellers which have been delivered to Purchaser are true, correct and complete. The minute books of Sellers made available to Buyer are true, correct and complete and accurately reflect all material actions duly taken to date by its respective shareholder or member, board of directors or board of managers and committees.

         4.21 Employee Benefit Plans and Employment and Labor Contracts.

         (a) Sellers have furnished to Buyer Schedule 1.1(b) that sets forth all Employee Benefit Plans and any collective bargaining agreements, labor contracts and Employee Programs in which any Seller participates, or by which it is bound.

         (b) Schedule 1.1(b) sets forth the name of each director, manager, officer or employee of any Seller entitled to receive any benefit or any payment of any amount (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) under any existing employment agreement, severance plan, or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

         4.22 Broker's or Finder's Fees. No agent, broker, investment, or commercial banker, or other Person acting on behalf of Parent or any Seller, will have any claims against Buyer or Purchaser for any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.

         4.23 Representations Regarding the Stock. As of the date of this Agreement, Parent legally and equitably owns 506,301 shares of common stock of e-Cognita and 2,640,309 shares of Series X Subordinated Convertible Preferred Stock of e-Cognita, together representing 36.46% of the capital stock of e-Cognita. Except as set forth on the attached Schedule 4.23(a), Parent has good title to such stock, free and clear of all Encumbrances and Parent is not subject to any restriction pursuant to any agreement that would prevent Parent from selling such stock to Buyer. At the Closing Date, Parent will be the legal and equitable owner, with good title, of all of such stock, free and clear of all Encumbrances. Set forth on Schedule 4.23(b) is a full listing, certified by the President and Chairman of e-Cognita, of all holders of common stock, preferred stock, options, warrants or other similar instruments evidencing ownership interests in e-Cognita. To the knowledge of Parent and Sellers, such listing is complete and accurate and shows the names, number of shares or other instruments held by, and the respective percentage ownership interests of, each holder of an interest in e-Cognita as of the date of this Agreement and as adjusted for any event (including without limitation, additional venture capital funding) reasonably expected to take place after the date of this Agreement.



                                   ARTICLE 5.
              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND BUYER

         Purchaser and Buyer represent and warrant to Sellers and Parent as follows:

         5.1 Organization and Related Matters. Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. The Purchaser is a national banking association duly organized and validly existing under the laws of the United States. Buyer and Purchaser each have the requisite power and authority to own, operate, and lease its properties and to carry on its business.

         5.2 Authority; No Violation. (a) Each of Purchaser and Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and at the Closing Date, each of Purchaser and Buyer will have full corporate power and authority to execute and deliver the Related Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Purchaser and Buyer, and no other corporate proceedings on the part of Purchaser or Buyer are necessary to approve this Agreement or the Related Documents and to consummate the transactions contemplated hereby. This Agreement and the Related Documents have been or will be duly and validly executed and delivered by Buyer and Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Sellers and Parent) constitute a valid and binding obligation of Purchaser and Buyer, enforceable against Purchaser and Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity.

         (b) Neither the execution and delivery of this Agreement by Purchaser and Buyer or the Related Documents to which either is a party nor the consummation by Buyer and Purchaser of the transactions contemplated hereby, nor compliance by Purchaser or Buyer with any of the terms or provisions hereof will or the execution or delivery by the Purchaser or Buyer of the Related Documents to which either is a party (i) violate any provision of the certificate of incorporation or bylaws of Buyer or Purchaser or (ii) assuming that the Requisite Regulatory Approvals and consents and approvals referred to in Section
5.3 hereof are duly obtained, (x) violate in any material respect any Applicable Law applicable to either Buyer or Purchaser, or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Buyer or Purchaser under, any of the terms, conditions or provisions of any Contract to which either Buyer or Purchaser is a party or by which either Buyer or Purchaser, or any of its properties or assets may be bound or affected, except for such consents and approvals the failure of which to obtain will not, individually or in the aggregate, materially adversely affect the ability of either Buyer or Purchaser to consummate the transactions contemplated by this Agreement.

         5.3 Consents and Approvals. Except for the Requisite Regulatory Approvals to be obtained by Sellers and Buyer, the consents and approvals to be obtained by Sellers and the matters set forth on Schedule 5.3, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Purchaser or Buyer of this Agreement or the consummation by Purchaser or Buyer of the transactions contemplated hereby (including, without limitation, the consummation of the Purchase and Assumption).

         5.4 Financing; Capital. Buyer has current assets, irrevocable credit lines, or guaranties or other financial arrangements such that at the Closing, Buyer (or Purchaser) will have funds sufficient to enable them to carry out their obligations under this

Agreement. After giving effect to the transactions contemplated hereby, Buyer (or Purchaser) will have sufficient shareholders' equity to comply with all regulatory capital adequacy requirements and will be in compliance, in all material respects, with all other banking laws, regulations, and guidelines applicable to its respective business as of the Closing.

         5.5 Broker's or Finder's Fees. No agent, broker, investment or commercial banker or other Person acting on behalf of Purchaser or Buyer will have any claim against Sellers or Parent for any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.


                                   ARTICLE 6.
                                   COVENANTS

         The parties covenant and agree that during the period prior to the Closing or, to the extent expressly herein provided, thereafter:

         6.1 Access. Upon the reasonable request to Parent, Sellers shall give Purchaser and its representatives reasonable access during normal business hours to all properties, documents, accounts, books, and records of Seller and furnish Purchaser with such financial, operating, and environmental data and other information with respect to the same as Purchaser shall from time to time reasonably request, and provide Purchaser with access to Sellers' officers, employees, accountants, counsel, and other representatives, subject to Applicable Laws relating to the exchange of information. Purchaser shall have the right at its own expense to make copies of the above-described corporate records, reports and other documents, subject to Applicable Laws relating to the exchange of information.

         6.2 Conduct of Business of Sellers. During the period from the date of this Agreement and continuing until the Closing Date, except as required by Applicable Law or as expressly permitted by this Agreement, or with the prior written consent of Purchaser, Sellers shall carry on their respective businesses in the usual and ordinary course, in accordance with present practices and policies and Applicable Law, use commercially reasonable efforts to pursue their relationships with customers, suppliers and others having business dealings with them and maintain the services of the Employees. Without limiting the generality of the foregoing, and except as set forth in Schedule 6.2 or as otherwise expressly permitted by this Agreement or consented to in writing by Purchaser, each of the Sellers shall not:

         (a) Engage or participate in any material transaction, or incur or sustain any material obligation, except in the ordinary course of business;

         (b) Open, close or relocate any Operating Site, or acquire or sell or agree to acquire or sell any Operating Site;

         (c) Change its pricing policies, other than in the ordinary course of business;

         (d) Make or agree to make any improvements to the Operating Sites, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance or refurbishing made in the ordinary course of business;

         (e) Amend, terminate or cancel, or take any other action that may result in an amendment, termination or cancellation of any Lease or any other Material Contract to be assumed by Purchaser;

         (f) Foreclose upon or otherwise acquire any real property securing any Loan except in accordance with the Sellers' customary policy with respect to any such Loan;

         (g) Deviate in any material respect from policies and procedures existing as of the date hereof with respect to (i) classification of assets,
(ii) accrual of interest on assets, (iii) underwriting, pricing, originating, warehousing, selling and servicing or buying or selling rights to service, any Loans or Serviced Mortgage Loans, (iv) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (v) obtaining financing and credit;

         (h) Change its method of accounting in effect at January 31, 2001, except as required by changes in Applicable Law or GAAP as concurred to by Purchaser's independent auditors;

         (i) Except as required by Applicable Law or to maintain qualification pursuant to the Code, amend or terminate any Employee Benefit Plan or Employee Program, between any Seller and one or more of its Employees, except that Sellers may hire or terminate one or more of its Employees in the ordinary course of business;

         (j) Terminate or unilaterally fail to renew any existing insurance coverage or bonds;

         (k) Amend or modify its articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable;

         (l) Declare or pay any cash or property dividends or distributions provided, however, that Buyer and Purchaser understand that Sellers regularly distribute all available cash to Parent, and provided further that any such distribution (except for the distribution of cash associated with the Deposits) Sellers shall be deemed to be in the ordinary course of business;

         (m) Merge with or into, consolidate with, any other Person;

         (n) Mortgage, pledge or subject to lien or other encumbrance any of its assets, except in the ordinary course of business;

         (o) Sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; or

         (p) Agree (by contract or otherwise) to do any of the foregoing.

         6.3 Regulatory Approvals: Consents of Third Parties.

         (a) During the period prior to the Closing, Purchaser and Sellers shall cooperate, in preparing, submitting and filing all applications for all Requisite Regulatory Approvals, and obtaining such Requisite Regulatory Approvals and taking such other actions as may be required by Applicable Laws or court or administrative proceedings with respect to the transactions contemplated by this Agreement, and shall use all reasonable efforts to obtain such approvals and to accomplish such actions as expeditiously as possible.

         (b) Each party shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any party or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

         (c) The parties shall use all reasonable efforts to obtain all approvals, waivers and/or consents of third parties required to consummate the transactions contemplated by this Agreement (it being understood that Sellers shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom each Seller is in contractual privity to the extent necessary to consummate the Purchase and Assumption). Consents of third parties required to consummate the transactions contemplated by this Agreement shall include, without limitation, the (i) consent by each Mortgage Servicer to assignment of the Mortgage Servicing Agreement between such Mortgage Servicer and Seller or Sellers, and (ii) consent by the FHLMC to the transfer of Sellers' FHLMC license to Purchaser.

         (d) Each party represents that at the date hereof, it does not know of any facts that would reasonably cause it to believe that all Requisite Regulatory Approvals could not be obtained and agrees not to take any action or enter into any agreement or arrangement that reasonably would be expected to delay or jeopardize its ability to obtain such Requisite Regulatory Approvals; provided, however, (i) that nothing herein shall require Buyer to agree to any conditions to the consummation of the Purchase and Assumption imposed by any Governmental Entity with jurisdiction over the Purchase and Assumption that are, individually or together with any other conditions, reasonably deemed by Buyer in good faith to be unreasonably burdensome upon Buyer or the Purchaser ("Buyer's Burdensome Conditions") and (ii) that nothing herein shall require Parent or Sellers to agree to any conditions to the consummation of the transactions contemplated by this Agreement imposed by any Governmental Entity that are, individually or together with any other condition, reasonably deemed by Parent in good faith to be unreasonably burdensome upon Parent or Sellers ("Sellers' Burdensome Conditions").

         (e) To the extent that the assignment of any contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the business of the Sellers or the Purchased Assets to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Sellers shall use their reasonable efforts at the expense of Sellers, and shall cooperate with Purchaser where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Sellers shall cooperate with Buyer and Purchaser at the expense of Sellers in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such contract, license, permit, approval or qualification, including enforcement of any and all rights of the Sellers against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Sellers shall obtain the consent of Purchaser or Buyer before incurring any expense in connection with the foregoing terminations or consents.

         (f) At the reasonable request of Purchaser or Buyer, after the Closing, Sellers will give notice to terminate (i) all sub-contractors servicing any Serviced Mortgage Loan on Sellers' behalf, and (ii) any other Contract to be included in the Purchased Assets, provided that Sellers shall not be required to terminate any such other Contract (i) if it believes that such termination may unreasonably disrupt the operation of the business of Sellers and (ii) unless it obtains satisfactory indemnification from Buyer and the Purchaser, which shall survive the termination of this Agreement, against any related costs or liabilities. Sellers shall obtain the consent of Purchaser or Buyer before incurring any expense in connection with the foregoing terminations or consents.

         6.4 Public Announcements. Parent and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither of them shall issue or permit any Affiliate to issue any such press release or make any such public statement prior to such consultation unless reasonably satisfactory to the other parties hereto, except as may be required by law or by the rules or regulations of any Governmental Entity or securities exchange. Without limiting the foregoing, Parent and Buyer agree not to issue any press release or other public statement with respect to this Agreement or the transactions contemplated hereby until Parent and Sellers have had an opportunity to notify the Investors of the existence of this Agreement.

         6.5 Further Assurances. Subject to the terms and conditions of this Agreement, Parent, Sellers, Purchaser and Buyer shall do all things reasonably necessary or desirable and within their control to effect the consummation of the transactions contemplated hereby and cause their respective Affiliates to take such action as is contemplated hereby or required hereunder.

         6.6 Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event or existence of any condition that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect on the Closing Date, and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         6.7 Corporate Records, Contracts and Financial Statements. From the date hereof through the Closing Date:

                  (a) Sellers will promptly furnish Purchaser with copies of the minutes of each meeting of the shareholder and directors (including committees) or members and managers (including committees), as applicable,of Sellers held after the date of this Agreement and any Material Contract entered into after the date of this Agreement.

                  (b) Sellers will promptly provide Buyer and Purchaser with copies of all regularly prepared monthly board reports substantially in the same form as prepared at the date of this Agreement and quarterly financial statements of Sellers for each month and quarterly period ending between the date of this Agreement and the Closing Date. Such financial statements shall be verified by the chief financial officer of Sellers and will be prepared in accordance with GAAP, except for the omission of normal recurring year-end audit adjustments (if any) and notes thereto.

         6.8 Delivery of Records at Closing. At or prior to the Closing, to the extent not otherwise located at any Operating Site, Sellers shall deliver to Purchaser all Records (other than corporate minutes and organizational documents) of the Sellers.

         6.9 Shareholder and Member Approval. Each Seller shall call a meeting of its shareholders or members, as applicable, in conformance with Michigan law to be held as soon as practicable for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby and shall direct that this Agreement and Purchase and Assumption be submitted to a vote at that meeting. The board of directors or board of managers, as applicable, of each Seller shall recommend approval of this Agreement and such transactions. Neither Parent nor any Seller, nor any director, manager, officer, representative or agent of Parent or any Seller, will directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Buyer and Purchaser) concerning any offer or possible offer (an "Acquisition Proposal") (i) to purchase any membership interests or shares of common stock, any option or warrant to purchase any membership interests or shares of common stock, any securities convertible into any membership interests or shares of such common stock, or any other equity security of Seller (ii) to purchase, lease or otherwise acquire the assets of any Seller except in the ordinary course of business, or (iii) to merge, consolidate or otherwise combine with any Seller (an "Acquisition Event"). If any corporation, partnership, person or other entity or group makes an offer or inquiry to Parent or any Seller concerning any of the foregoing, Parent and Sellers will promptly disclose such offer or inquiry, including the terms thereof, to Buyer and Purchaser.

         6.10 Amendment of Contracts. Sellers shall take such actions as may be necessary to (i) terminate the Restated Technology Agreement between e-Cognita and Sellers, among others, as of the Closing Date, on terms acceptable to the Buyer and Purchaser, and (ii) to terminate as of the Closing Date the contracts listed on Schedule 6.10. Notwithstanding the foregoing, it shall not be a condition of Purchaser's obligation to consummate the Purchase and Assumption that the Contacts set forth on Schedule 6.10 be terminated as of the Closing Date.

         6.11 Employees. As of the Closing Date, Purchaser shall employ each Employee who is listed on Schedule 6.11 and who is employed by the Sellers on the day before the Closing Date. The Assumed Liabilities shall NOT include any obligations of Sellers or Parent (i) under any employment agreement between an Employee and any of the Sellers and/or Parent, or (ii) for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits provided by Sellers to any person prior to the Closing Date.


                                   ARTICLE 7.
                              CONDITIONS TO CLOSING

         7.1 Reciprocal Conditions. The obligations of each of Parent, Sellers, Buyer and Purchaser to effect the Closing shall be subject to the following conditions which, to the extent permitted by Applicable Law, may be waived in writing by such party as a condition to its own obligations:

                  (a) No legal administrative, arbitration, investigatory or other proceedings by any Governmental Entity shall have been instituted and, on what otherwise would have been the Closing Date, remain pending, to restrain or prohibit in any material respect the transactions contemplated by this Agreement, nor shall there be in effect on such date an injunctive order or decree of a court of competent jurisdiction restraining or prohibiting in any material respect the transactions contemplated by this Agreement.

                  (b) All Requisite Regulatory Approvals shall have been obtained or made and shall remain in full force and effect, and all necessary waiting periods under Applicable Law shall have expired; except in any case for matters not material to the transactions contemplated by this Agreement. All other statutory or regulatory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied.

                  (c) All approvals or consents of any other third party required in order to consummate the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, except in any case for matters not material to the transactions contemplated by this Agreement.

                  (d) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of Parent as the sole shareholder or sole member, as applicable, of each Seller required for approval of this Agreement in accordance with the provisions of each Seller's articles of incorporation and bylaws or articles of organization and operating agreement, as applicable, and applicable Michigan law.

         7.2 Conditions to Buyer's and Purchaser's Obligations. The obligations of Buyer and Purchaser to effect the Closing shall be subject to the following additional conditions which may be waived in writing by Buyer and Purchaser:

                  (a) The representations and warranties of Parent and Sellers contained in this Agreement shall be true in all material respects as of the date of this Agreement and on the Closing Date with the same effect as though made at such time; Parent and Sellers shall have performed all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Parent and Sellers shall have delivered to Buyer and Purchaser a certificate dated the Closing Date and signed in their respective names and on their respective behalf by their respective chief executive officer and principal financial officer to the foregoing effect.

                  (b) During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in Sellers taken as a whole, or any injunctions, orders, judgments or decrees which are material to Sellers taken as a whole and Buyer and Purchaser shall have received a certificate dated the Closing Date signed by the chief executive officer and the chief financial officer of Sellers attesting to such fact.

                  (c) In connection with any Requisite Regulatory Approvals, no Buyer's Burdensome Conditions shall be imposed.

                  (d) Sellers shall have duly authorized, executed, and delivered to the Purchaser the Bill of Sale dated as of the Closing Date.

                  (e) Parent and Sellers shall have duly authorized, executed, and delivered to the Buyer and Purchaser the Transition Services Agreement dated as of the Closing Date.

                  (f) BAC shall have duly authorized, executed and delivered to the Purchaser all documents reasonably requested by the Purchaser to effect the transfer or assignment of BAC's interest in each of the Loans.

                  (g) Sellers shall have obtained, in form and substance satisfactory to Purchaser, consents to the assignment of, and documentation assigning to Purchaser, Sellers' FHLMC license.

                  (h) The Sellers shall have (i) duly authorized, executed and delivered to the Purchaser all other documents reasonably requested by the Purchaser to effect the transfer or assignment of each Seller's interest in each of the Mortgage Servicing Agreements, to transfer its rights to any fees and other income relating to the Serviced Mortgage Loans and to enable Purchaser to exercise the servicing rights in accordance with such Mortgage Servicing Agreements, and (ii) released the Serviced Mortgage Loans to Purchaser.

         7.3 Conditions to Parent and Sellers' Obligations. The obligation of Parent and Sellers to effect the Closing shall be subject to the following additional conditions which may be waived in writing by Parent and Sellers:

                  (a) The representations and warranties of Buyer and Purchaser contained in this Agreement shall be true in all material respects as of the date of this Agreement and on the Closing Date with the same effect as though made at such time; Buyer and Purchaser shall have performed all obligations and complied with all material covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Buyer and Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and signed in their respective names and on their respective behalf by their respective chief executive and principal financial officer to the foregoing effect;

                  (b) In connection with any Requisite Regulatory Approvals, no Sellers' Burdensome Conditions shall be imposed.

                  (c) The amount of the adjustment to the Purchase and Assumption Purchase Price pursuant to Section 2.4(a)(iii) shall not exceed $1,500,000.

                  (d) The Purchaser shall have duly authorized, executed and delivered to the Sellers the Assumption Agreement dated as of the Closing Date.

                  (e) Buyer and Purchaser shall have duly authorized, executed, and delivered to Parent and Sellers the Transition Services Agreement dated as of the Closing Date.


                                   ARTICLE 8.
                                  TAX MATTERS

         8.1 Liability for Taxes.

         (a) Liability of Sellers. Parent and Sellers shall be liable for and indemnify Buyer and Purchaser against all Taxes imposed with respect to the Purchased Assets (i) for any taxable year or period that ends on or before the Closing Date or (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

         (b) Liability of Buyer. Purchaser and Buyer shall be liable for and indemnify Parent and Sellers against all Taxes imposed with respect to the Purchased Assets for (i) any taxable year or period that begins after the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning on the day after the Closing Date.

         (c) Proration of Taxes. For purposes of Subparagraphs (a) and (b) above, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date, shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date. With respect to any real property or personal property Taxes for a period that begins before and ends after the Closing Date, such Taxes shall be apportioned based on the number of days in the taxable period on or prior to the Closing Date.

         8.2 Survival. The obligations of the parties under this Article 8 shall survive until expiration of the applicable statute of limitations (or any extension).

         8.3 Sales and Transfer Taxes. All stamp, transfer, documentary, sales, use, excise, registration and other such taxes and fees (including any penalties and interest) incurred in connection with consummation of the Purchase and Assumption (collectively, the "Transfer Taxes") shall be paid by Sellers whether such Transfer Taxes are imposed upon Seller, Buyer, or Purchaser, and Sellers shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Taxes.

         8.4 Tax Cooperation. Buyer and Purchaser shall: (a) cooperate fully in preparing for any audits of or disputes with taxing authorities regarding, any Taxes imposed on Sellers with respect to matters arising prior to the Closing Date or Taxes imposed on Sellers as a result of the consummation of the transactions contemplated hereby; (b) make available to the other and to any taxing authority, as reasonably requested by Sellers, all information, records and documents relating to Taxes imposed on Sellers with respect to matters arising prior to the Closing Date or Taxes imposed on Sellers as a result of the consummation of the transactions contemplated hereby; and (c) provide timely notice to Parent in writing of any pending or threatened audits or assessments relating to Taxes imposed on the Sellers with respect to matters arising prior to the Closing Date. Parent, Sellers, Purchaser and Buyer shall each (y) cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing; and (z) furnish the other with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to Taxes imposed on the Sellers with respect to matters prior to the Closing Date.

         8.5 Integration with Section 9.3 (Indemnification). The provisions of this Article 8 shall take precedence over the provisions of Section 9.3 to the extent such provisions are inconsistent herewith or duplicative hereof. Notwithstanding the foregoing, it is agreed and understood that the parties' liabilities and obligations under this Article 8 shall not be subject to the minimum or maximum indemnification thresholds of Section 9.3(g).

         8.6 Tax Returns. Except as otherwise provided in this Article 8 and as otherwise subsequently agreed to by the parties, with respect to the Purchased Assets and Assumed Liabilities, (a) Sellers and/or Parent shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to such Purchased Assets or income therefrom, such Assumed Liabilities or payments in respect thereof for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns and (b) Buyer shall file or cause to be filed when due all Tax Returns with respect to such Acquired Assets or income therefrom or such Assumed Liabilities or payments in respect thereof for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. If Sellers or Parent, on the one hand, or Buyer, on the other hand, shall be liable hereunder for any portion of the Tax shown due on any Tax Return prepared by the other party, the party preparing the Tax Return shall deliver a copy to the party so liable not less than ten (10) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions). Sellers, Parent, or Buyer as the case may be shall pay in immediately available funds the Taxes for which it is liable pursuant to Section 8.1(a) or 8.1(b) but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence on the due date for the payment of such Taxes.

         8.7 Payments of Amounts Due under this Article 8. All payments subsequent to the Closing Date under this Article 8 shall be made as soon as determinable or when payment is due to the applicable taxing authority, whichever is later, and shall be made and bear interest from the date determinable or when payment is due to the applicable taxing authority, whichever is later, to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period.


                                   ARTICLE 9.
              TERMINATION/SURVIVAL/INDEMNIFICATION/TERMINATION FEE

         9.1 Termination. This Agreement may be terminated by Parent or Buyer, if the Closing has not yet occurred, on the Final Termination Date (unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe all of the agreements contained herein required to be performed or observed prior to the Closing), unless extended by the written consent of Parent and Buyer, and this Agreement may be terminated at any other time prior to the Closing Date as follows and in no other manner:

                  (a) by consent of the Parent and Buyer evidenced by their written agreement;

                  (b) by Parent or by Buyer, as the case may be, upon written notice to the other, if any Governmental Entity having jurisdiction over the transactions contemplated by this Agreement, shall notify Parent or Buyer in writing that by its final determination it will refuse to grant an approval or consent to any material aspect of the transactions necessary to the consummation thereof, unless within 30 days after receipt of notice of such action, the party against whom the action was taken shall agree to submit or resubmit an application to, or appeal the decision of the Governmental Entity which denied or refused to grant approval thereof;

                  (c) by Parent upon written notice of termination to Buyer if any event occurs which makes it impossible to satisfy, by the Final Termination Date, one or more of the conditions to the obligations of Parent or Sellers set forth in Section 7.1 or 7.3, and such failure is not waived by Parent;

                  (e) by Buyer upon written notice of termination to Parent if any event occurs which makes it impossible to satisfy, by the Final Termination Date, one or more of the conditions to the obligations of Purchaser or Buyer set forth in Section 7.1 or 7.2, and such failure is not waived by Buyer.

         Any such termination shall be without liability to either party, provided that no such termination shall relieve a party of liability for default in the performance of any of its obligations or breach of any of its representations and warranties.

         9.2 Survival of Representations and Warranties. Except for covenants with respect to obligations to be performed post-Closing, the respective representations and warranties and covenants of Parent, Sellers, Purchaser and Buyer contained herein shall survive for a period of one year after the Closing Date; provided, however, that any representations and warranties contained in
Section 4.11, the covenants of Parent and Sellers set forth in Section 9.3(c) and the covenants of the parties set forth in Article 8 shall survive the Closing until the expiration of any applicable statutes of limitation (as extended). Following such termination of such representations and warranties and covenants, no party shall have any liability whatsoever with respect thereto.

         9.3 Indemnification.

         (a) From and after the Closing Date, Parent and Sellers shall, jointly and severally, indemnify Buyer and Purchaser and hold Buyer and Purchaser harmless from and against any and all Loss that Buyer may suffer, incur or sustain to the extent arising out of (i) any breach of any representation or warranty made by such Parent or Sellers pursuant to Article 4 of this Agreement, and (ii) any breach of any agreement to be performed by Parent or Sellers pursuant to this Agreement. In addition, from and after the Closing Date, Sellers shall, jointly and severally, indemnify Purchaser from and against any and all Loss that Purchaser may suffer, incur or sustain in the event that any Serviced Mortgage Loan has to be repurchased by a Seller or by Purchaser as successor to Seller due to a breach of representation or warranty by an originator of such Serviced Mortgage Loan or by a Seller, or a documentation defect with respect thereto, by paying to Purchaser an amount equal to the product of the following: (A) the "Purchase Percentage" for such loan set forth in Schedule 2.4(iii), (B) the outstanding principal balance of such loan as of the date of such repurchase, and (C) a fraction, the numerator of which is the number of months remaining to maturity of such loan as of March 26, 2001 (the "Cut-Off Date") as reflected in
Schedule 2.4(iii) minus the number of months between the Cut-Off Date and the date of such repurchase, and the denominator of which is the number of months remaining to maturity of such loan as of the Cut-Off Date.

         (b) From and after the Closing Date, Buyer and Purchaser shall, jointly and severally, indemnify Parent and Sellers and hold Parent and Sellers harmless from and against any and all Loss that either Parent or Sellers may suffer, incur or sustain to the extent arising out of (i) any breach of any representation or warranty made by Buyer or Purchaser pursuant to Article 5 of this Agreement, (ii) any breach of any agreement to be performed by Buyer or Purchaser pursuant to this Agreement, and (iii) the Assumed Liabilities (except to the extent such Loss is as a result of a breach of any representation or warranty made by Parent or Sellers pursuant to Article 4 of this Agreement or any breach of any agreement to be performed by Parent or Sellers pursuant to this Agreement).

         (c) From and after the Closing Date, Parent and Sellers shall indemnify Buyer and Purchaser and hold them harmless against any and all Losses relating to or arising out of the liabilities of Sellers other than the Assumed Liabilities.

         (d) To exercise its indemnification rights under Section 9.3 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party in writing of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder. The indemnified party shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, based upon a written opinion of counsel, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to conflicts of interests between them.

         (e) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under Section 9.3, and to be indemnified from and against all Loss resulting therefrom, unless the indemnifying party, within 30 calendar days after receiving written notice of the claim or liability in accordance with Section 9.3(d) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than 30 calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

         (f) The indemnified party shall at all times use its reasonable efforts (at the indemnifying party's expense) to mitigate the Loss for which the indemnifying party may be liable pursuant to this Agreement. With respect to any matter for which the indemnifying party may be liable pursuant to the provisions of this Agreement, the indemnified party shall (at the indemnifying party's expense) diligently pursue (including, without limitation, the commencement and pursuit of litigation) any and all rights and remedies under agreements and contracts, including, without limitation, insurance policies, with third parties pursuant to which the indemnified party has rights of recourse or is indemnified or the beneficiary of a guaranty.

         (g) Parent and Sellers shall not be required to indemnify Buyer or Purchaser under Section 9.3(a) unless the aggregate of all amounts for which indemnity would otherwise be payable thereunder by Parent and Sellers exceeds $100,000, and in such event Parent and Sellers shall be responsible only for the amount in excess of such $100,000; provided, however, that the foregoing shall not apply to a loss arising from a breach of the representations and warranties in Section 4.17(e). In addition, indemnification for any loss arising from a breach of the representations and warranties in Section 4.17(l), if any, shall be offset by and reduced to the extent of any increase in the value of Sellers' loan servicing portfolio between March 26, 2001, as reflected on Schedule 2.4(iii), and the Closing Date to the extent that such increase has not already resulted in a reduction of the Purchase and Assumption Purchase Price pursuant to Section 2.4(iii); provided, however, that such offset and reduction shall not operate to reduce such indemnification to less than zero. In no event shall Parent's and Sellers' obligations under Section 9.3(a) exceed the Purchase Price.

         (h) Buyer and Purchaser shall not be required to indemnify Parent or Sellers under Section 9.3(b) unless the aggregate of all amounts for which indemnity would otherwise be payable thereunder by Buyer or Purchaser exceeds $100,000, and in such event Buyer and Purchaser shall be responsible only for the amount in excess of such $100,000. In no event shall Buyer's and Purchaser's obligations under Sections 9.3(b) exceed the Purchase Price.

         (i) Any amounts payable by an indemnifying party hereunder shall be net of the dollar amount of any insurance proceeds recovered by the indemnified party with respect to such Loss.

         (j) The remedies provided in Article 8 and in this Article 9 shall constitute the sole and exclusive remedy with respect to the matters set forth in Section 9.3.


                                   ARTICLE 10
                             EMPLOYEE BENEFIT PLANS

         Each person who is listed on Schedule 6.11, who is an employee of any Seller as of the Closing Date and begins employment with Purchaser immediately following Closing Date ("Continued Employee") shall be eligible for participation in the employee welfare and retirement plans of Buyer, as in effect from time to time, as follows:

         (a) Employee Welfare Benefit Plans. Each Continued Employee shall be eligible for participation in the employee welfare benefit plans of Buyer listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing conditions or exclusions except for the Wells Fargo Long Term Care Plan) and shall enter each plan immediately following the Closing
Date:

         Medical Plan
         Dental Plan
         Vision Plan
         Short Term Disability Plan
         Long Term Disability Plan
         Long Term Care Plan
         Flexible Benefits Plan
         Basic Group Life Insurance Plan
         Group Universal Life Insurance Plan
         Dependent Group Life Insurance Plan
         Business Travel Accident Insurance Plan
         Accidental Death and Dismemberment Plan
         Salary Continuation Pay Plan
         Paid Time Off Program

It is intended that the transition from Sellers' Employee Benefit Plans and Employee Programs to the Buyer's Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Buyer. Continued Employees shall receive credit for years of service to Seller (to the extent credited under the vacation and short-term disability programs of Seller) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Each Continued Employee whose employment is terminated after the Closing Date shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Closing; provided, however, that no Continued Employee who has an employment agreement with Buyer or Purchaser effective at the Closing Date shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Continued Employee is no longer covered by such employment agreement. Buyer and Purchaser have not assumed and will not pay any obligations of Sellers for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits provided by Sellers to any person prior to the Closing Date.

         Each Continued Employee shall be eligible for access to Buyer's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Buyer shall recognize years of past service with Sellers for the purpose of eligibility to access Buyer's retiree medical benefit.

         (b) Employee Retirement Benefit Plans.

         Each Continued Employee shall be eligible for participation in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Sellers to the extent such service was credited in the Sellers 401(k) for the purpose of satisfying any eligibility and vesting periods applicable to 401(k) Plan), and shall enter the 401(k) Plan as soon as administratively practical following the Closing Date.

         Each Continued Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Buyer shall not recognize a Continued Employee's past service with Sellers for any purpose under the Cash Balance Plan. Therefore, each Continued Employee shall be eligible for participation in the Cash Balance Plan as a new employee under the terms thereof.


                                   ARTICLE 11.
                                 MISCELLANEOUS

         11.1 Expenses and Fees. Except as otherwise expressly provided herein, each party shall bear its own expenses and all fees and out-of-pocket expenses of outside counsel, independent public accountants, investment bankers, brokers, finders and other consultants shall be paid or provided for by the party employing such person.

         11.2 Amendments. The provisions of this Agreement and any Exhibit or Schedule attached hereto (or agreement entered into concurrently herewith) may be amended or waived only in writing by agreement of the parties hereto except as otherwise provided by law.

         11.3 Schedules; Exhibits. Each Schedule and Exhibit delivered in connection with or pursuant to this Agreement shall be in writing and shall constitute a part of this

Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific items in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule, or otherwise, is or is not material for purposes of this Agreement. Unless otherwise specified, definitions given to terms in this Agreement or the Exhibits and Schedules shall apply to all parts of this Agreement including the Exhibits and Schedules.

         11.4 Integration. Except to the extent provided in Section 9.4, this Agreement supersedes any and all prior agreements or understandings of the parties in connection herewith or with respect to the subject matter hereof.

         11.5 Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Michigan.

         11.6 Notices. All notices hereunder shall be in writing, and shall be deemed given when (a) delivered in person, (b) transmitted by telecopy, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

         If to Buyer or Purchaser:

                  Wells Fargo & Company
                  Wells Fargo Center  MAC N9305-173
                  Sixth and Marquette
                  Minneapolis, MN 55479
                  Attention: Secretary

         If to Parent or Sellers:

                  Bingham Financial Services Corporation
                  260 East Brown Street - Suite 200
                  Birmingham, MI 58009
                  Attention: Ronald A. Klein

         With a copy to:

                  Jaffe, Raitt, Heuer & Weiss, P.C.
                  One Woodward Avenue, Suite 2400
                  Detroit, Michigan 48226
                  Attention: Peter Sugar, Esq.

         11.7 No Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party without the written consent of the other parties hereto; provided, however, that the Buyer and the Purchaser may assign their respective rights and obligations (other than Buyer's obligation to pay or cause to be paid the Purchase Price) hereunder to each other or any of Buyer's direct or indirect subsidiaries; provided, however, that Buyer shall guarantee, in a form reasonably satisfactory to Parent and Sellers, the performance of the obligations of any of its assignees under this Agreement or any of the Related Documents.

         11.8 Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

         11.10 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            BINGHAM FINANCIAL SERVICES
                                                   CORPORATION

                                    By: Ronald A. Klein
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: Chief Executive Officer
                                          -------------------------------------


                                             BLOOMFIELD ACCEPTANCE
                                                COMPANY, L.L.C.

                                    By: Ronald A. Klein
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:  Manager
                                          -------------------------------------

                                            BLOOMFIELD SERVICING
                                              COMPANY, L.L.C.


                                    By: Ronald A. Klein
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: Manager
                                          -------------------------------------






                                             HARTGER & WILLARD MORTGAGE
                                                   ASSOCIATES, INC.


                                    By: Ronald A. Klein
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: President and Chief Executive Officer
                                          -------------------------------------






                                               WELLS FARGO & COMPANY


                                    By: Timothy J. Sloan
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: Executive Vice President
                                          -------------------------------------


                                             WELLS FARGO BANK, NATIONAL
                                                    ASSOCIATION


                                    By: J. Edward Blakey
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title: Executive Vice President
                                          -------------------------------------

                                                                       EXHIBIT A


                              ASSUMPTION AGREEMENT

         ASSUMPTION AGREEMENT made as of           , 2001 by Wells Fargo Bank,
National Association, a national banking association (the "Purchaser").

         WHEREAS, Purchaser has entered into an Agreement, dated as of May   ,
2001 (the "Purchase Agreement"), among Bingham Financial Services Corporation, a Michigan corporation ("Parent"), Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company ("BAC"), Bloomfield Servicing Company, L.L.C., a Michigan limited liability company ("BSC"), Hartger & Willard Mortgage Associates, Inc., a Michigan corporation ("H&W"), Purchaser, and Wells Fargo & Company, a Delaware corporation ("Buyer"), and

         WHEREAS, the Purchase Agreement provides, inter alia, for the sale by BAC, BSC and H&W to the Purchaser of the Purchased Assets (as defined in the Purchase Agreement) and the due execution and delivery of this Assumption Agreement by the Purchaser at the Closing (as defined in the Purchase Agreement);

         NOW, THEREFORE, the Purchaser hereby agrees as follows:

         1. Definitions. Any capitalized term used herein which is not defined herein but is defined in the Purchase Agreement shall have the meaning specified in the Purchase Agreement.

         2. Assumption. The Purchaser hereby assumes and agrees to discharge, perform, satisfy or pay in accordance with their terms the Assumed Liabilities as set forth in the Purchase Agreement to be discharged, performed, satisfied or paid after the Closing Date. Purchaser does not assume any covenant, fiduciary or other obligation, liability, contract, agreement, license, lease or commitment of any kind whatsoever other than the Assumed Liabilities.

         3. Further Assurances. The Purchaser shall, from time to time after the delivery of this Agreement, at the request of BAC, BSC, H&W or Parent and without further consideration, take all steps reasonably necessary to assume the Assumed Liabilities, and shall execute and deliver such other instruments of assumption and take such action as BAC, BSC, H&W or Parent or any applicable third party may reasonably require more effectively to assume the Assumed Liabilities.

         4. Notices. Any notice, request or other document to be given with respect hereto shall be given in the manner specified in Section 11.6 of the Purchase Agreement.

         5. Severability. If any provision of this Assumption Agreement shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

         6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.




         IN WITNESS WHEREOF, the Purchaser has caused this Assumption Agreement to be executed by its duly authorized officer as of the day and year first above written.


                                          WELLS FARGO BANK, NATIONAL
                                                   ASSOCIATION


                                          By:
                                              --------------------------------
                                          Its:
                                               -------------------------------

                                                                       EXHIBIT B


                                  BILL OF SALE

         BILL OF SALE made as of __________, 2001 by Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company ("BAC"), Bloomfield Servicing Company, L.L.C., a Michigan limited liability company ("BSC") and Hartger & Willard Mortgage Associates, Inc., a Michigan corporation ("H&W").

         WHEREAS, the BAC, BSC and H&W have entered into an Agreement, dated as of May___, 2001 (the "Purchase Agreement"), among Bingham Financial Services Corporation, a Michigan corporation ("Parent"), BAC, BSC, H&W, Wells Fargo Bank, National Association, a national banking association ("Purchaser"), and Wells Fargo & Company, a Delaware corporation ("Buyer"), and

         WHEREAS, the Purchase Agreement provides, inter alia, for the sale by BAC, BSC and H&W to Purchaser of the Purchased Assets (as defined in the Purchase Agreement) and the due execution and delivery of this Bill of Sale by BAC, BSC and H&W to the Purchaser at the Closing (as defined in the Purchase Agreement);

         NOW, THEREFORE, the BAC, BSC and H&W hereby agree as follows:

         1. Definitions. Any capitalized term used herein which is not defined herein but is defined in the Purchase Agreement shall have the meaning specified in the Purchase Agreement.

         2. Transfer of the Purchased Assets. Each of BAC, BSC and H&W hereby sells, conveys, assigns, transfers and delivers to the Purchaser, its successors and assigns, all of the its right, title and interest in and to the Purchased Assets, to have and to hold, and all of the Purchased Assets are hereby sold, conveyed, assigned, transferred and delivered to the Purchaser, its successors and assigns, forever. The only representations and warranties made in connection with this Bill of Sale are those expressly set forth in, and subject to the terms of, the Purchase Agreement.

         3. Further Assurances. BAC, BSC and H&W shall, from time to time after the delivery of this Bill of Sale, at the Purchaser's request and without further consideration, take all steps reasonably necessary to put the Purchaser, or its successors or assigns, in actual possession and control of the Purchased Assets, and shall execute and deliver such other instruments of conveyance and transfer, consents, bills of sale, assignments, releases, powers of attorney and assurances and take such action as the Purchaser may reasonably require more effectively to sell, convey, assign, transfer and deliver the Purchased Assets.

         4. Notices. Any notice, request or other document to be given with respect hereto shall be given in the manner specified in Section 11.6 of the Purchase Agreement.

         5. Severability. If any provision of this Bill of Sale shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

         6. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Michigan.

         IN WITNESS WHEREOF, each of BAC, BSC and H&W has caused this Bill of Sale to be executed by its duly authorized officer as of the day and year first above written.

                             BLOOMFIELD ACCEPTANCE
                                 COMPANY, L.L.C.


                             By:  __________________________

                             Its:  _________________________


                             BLOOMFIELD SERVICING
                                 COMPANY, L.L.C.


                             By:  __________________________

                             Its:  _________________________



                             HARTGER & WILLARD MORTGAGE ASSOCIATES, INC.


                             By: _________________________
                             Name:    ____________________
                             Title:   ____________________

                                                                       EXHIBIT C

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement is dated as of ___________, 2001 (the "Agreement"), by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("PARENT"), BLOOMFIELD ACCEPTANCE COMPANY, L.L.C., a Michigan limited liability company ("BAC"), BLOOMFIELD SERVICING COMPANY, L.L.C., a Michigan limited liability company ("BSC"), HARTGER & WILLARD MORTGAGE ASSOCIATES, INC., a Michigan corporation ("H&W"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("PURCHASER"). Parent, BAC, BSC and H&W are collectively referred to herein as "SERVICERS" and sometimes individually as a "SERVICER."

                                    RECITALS

         WHEREAS, Purchaser has entered into an Agreement, dated as of May __, 2001 (the "Purchase Agreement"), among Parent, BAC, BSC, H&W, Purchaser, and Wells Fargo & Company, a Delaware corporation ("Buyer"), and

         WHEREAS, the Purchase Agreement provides, inter alia, for the sale by Parent, BAC, BSC and H&W to the Purchaser of the Purchased Assets, including Loans and Serviced Mortgage Loans (all as defined in the Purchase Agreement).

         WHEREAS, Purchaser desires, on the terms and conditions set forth in this Agreement, that the Servicers service the Loans and the Serviced Mortgage Loans and the Servicers desire to service the Loans and the Serviced Mortgage Loans and perform the duties provided herein in conformance with the terms and conditions set forth in this Agreement.

         WHEREAS, Purchaser also desires to sublet a portion of Servicers' premises at 260 E. Brown Street, Birmingham, MI 48009 (the "Premises") during the term of this Agreement to carry on the origination business being acquired from the Servicers under the Agreement, and the Servicers desire to sublet such Premises to Purchaser for such purpose.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings given them in the Purchase Agreement and in this Agreement.

         1.2 Construction. The meanings of the defined terms herein are equally applicable to the singular and the plural form of such terms, as the context may require.

                                   ARTICLE II
                            OBLIGATIONS OF SERVICERS

         2.1 Obligations of Servicers. The Servicers agree to service the Loans and the Serviced Mortgage Loans for and on behalf of Purchaser and to otherwise perform and carry out the duties, responsibilities and obligations that are to be performed or carried out by the Servicers under this Agreement. The Servicers shall service the Loans in accordance with prudent loan servicing standards and procedures, good and accepted commercial practice and applicable law and regulations. The Servicers shall service the Serviced Mortgage Loans in accordance with prudent loan servicing standards and procedures, good and accepted commercial practice and in any event in strict compliance with the Mortgage Servicing Agreements and applicable law and regulations. The Mortgage Servicing Agreements include all contracts or arrangements between BAC, BSC or H&W and an investor pursuant to which BAC, BSC or H&W subservices, services, or master services mortgage loans for such investor. The servicing responsibilities include, but are not limited to, servicing and administering mortgage loans using the Enterprise servicing system, boarding new mortgage loan originations on the servicing system, and completing and delivering to investors all investor reports, inspections and financial statement analyses within the timeframes specified in the Mortgage Servicing Agreements. The Servicers acknowledge that they have all information necessary for servicing the Loans and the Serviced Mortgage Loans.

         2.2 Dedicated Employees. The Servicers shall dedicate the services of five of their employees and one independent contractor hired by Servicers to the performance of the Servicers' obligations under this Agreement. Four of the dedicated employees shall include the following individuals (unless any of these individuals cease to be employees of each Servicer during the Term of this Agreement): Rob Marsh, Greg Haskin, Frank Voelker and Stephanie Treat. The combined salary obligation for these four employees shall not exceed $12,110 per month during the term of this Agreement and shall be reimbursed to Sellers by Purchaser. In addition, the Servicers shall dedicate the services of an additional employee, John Spalding, at a salary obligation which shall not exceed $9,516 per month during the term of this Agreement and shall be reimbursed to Sellers by Purchaser. The independent contractor shall be Patricia Jorgenson (unless she ceases to be an independent contractor of each Servicer during the Term of this Agreement). The salary payment obligation for the independent contractor shall not exceed $______ per month during the term of this Agreement and shall be reimbursed to Sellers by Purchaser. Notwithstanding the salary reimbursement to be made to Sellers by Purchaser in respect of these five dedicated employees and one independent contractor, all six individuals shall be and remain employees or independent contractors, as applicable, of Sellers and shall not be considered to be employees of Purchaser for any purpose.

         2.3      Servicing Systems.


                  (a) The Servicers shall employ the Enterprise System and such other servicing systems as are capable of performing, and that will in fact perform, all of the servicing functions contemplated in Section
         2.1 in accordance with the performance standards set forth therein (the "Servicing Systems").

                  (b) The Servicers shall provide Purchaser reasonable access to the Servicing Systems.

                  (c) The Servicers shall at all times provide such maintenance with respect to the Servicing Systems as is necessary to maintain compliance with the applicable provisions of the Mortgage Servicing Agreements. The Servicers shall be responsible for all costs of correcting deferred maintenance on the Servicing Systems with such costs to include, without limitation, costs of updating tax, UCC, and insurance data.

                  (d) The Servicers shall at all times provide such security with respect to the Servicing Systems as is necessary to maintain compliance with the applicable provisions of the Mortgage Servicing Agreements. The Servicers shall ensure that the Servicing Systems have full physical security and firewall provisions to present unauthorized access to the servicing systems. Purchaser shall have the right to assign security levels and systems access in respect of the Loans to its designated agents.

                  (e) To the extent they already have such a plan, Servicers shall maintain a disaster recovery plan for all critical systems for immediate transfer of servicing of the Loans and Serviced Mortgage Loans to a vendor approved by Purchaser and experienced in managing servicing system support and performing Servicers' duties, and at Purchaser's cost and expense shall implement such plan in the event that Servicers' Servicing Systems are incapable of performing the functions required hereunder for any continuous period of ___ hours or more, or a total of ___ hours or more in any 24 hour period. Servicing of the Loans and Serviced Mortgage Loans shall be transferred back to Servicers from such vendor not later than 72 hours after any such transfer to said vendor.

         2.4      Loan Files and Servicing System Account Records.


                  (a) The Servicers shall maintain the loan documents for each Loan and Serviced Mortgage Loan in a segregated file clearly marked to show the ownership interest of Purchaser therein, shall accept and maintain the copies of documents and all other information relating to a Loan and Serviced Mortgage Loan which is delivered to the Servicers by or at the direction of Purchaser, and shall maintain the subsequent payment history record and such other subsequent information customarily maintained in connection with such record and as otherwise required by the Mortgage Servicing Agreements.

                  (b) The Servicers shall maintain an appropriate account record for each Loan and Serviced Mortgage Loan. Any system utilized for such account records shall be capable of producing, at any time for any Loan or Serviced Mortgage Loan, a payment history, itemizing in chronological order the date, amount and distribution of such loan payment by due date and other information affecting the amounts paid by the borrower, including the latest outstanding principal balance.

         2.5 Billing Procedures. The Servicers shall institute and maintain billing procedures for each Loan as set forth in the Mortgage Servicing Agreements.

         2.6 Loan Payments. The Servicers shall accept and hold all loan payments received by it in trust for the benefit of Purchaser, and the other parties identified in the Mortgage Servicing Agreements. The Servicers shall maintain control of the funds in their custody at all times and submit a reconciliation reports showing cash balances on hand, receipt, deposit and disbursement of the funds handled during a given report period in accordance with the Mortgage Servicing Agreements. The Servicers acknowledge and agree that Purchaser retains all right, title and interest in the loan payments, and that the Servicers shall not file any financing statement or notice of lien, exercise any right of set-off against, or attach or assert any claim against any loan payments. The Servicers shall promptly apply loan payments and any other funds received with respect to any Loan or Serviced Mortgage Loan to the appropriate borrower account for such Loan or Serviced Mortgage Loan, as set forth in the Mortgage Servicing Agreements.

         2.7 Distributions from Collection Account. Servicers shall distribute or cause to be distributed all loan payments collected in the immediately preceding month in the following manner. Within _____ Business Days of each month end, Servicers will generate and deliver to Purchaser a "Funds Distribution Report" for review by Purchaser, as such form may from time to time be amended at the written direction of Purchaser. Servicers shall, within ten
(10) Business Days of each month end, disburse such funds in accordance with the approved Funds Distribution Report.

         2.8 Reconciliation Reports. Concurrently with the monthly distribution of loan payments as provided in Section 2.7, the Servicers will prepare and provide to Purchaser a reconciliation report of the allocation of the loan payments and all necessary documents supporting the report, as set forth in the Mortgage Servicing Agreements.

         2.9 Collection Processing Services. Other than as specifically provided in the Mortgage Servicing Agreements, the Servicers shall not perform any direct collection services in respect of delinquent Serviced Mortgage Loans. Purchaser shall be responsible for making all determinations regarding the collection of delinquent Loans and Serviced Mortgage Loans, including but not limited to settlements and legal actions. The Servicers shall not release, waive, amend or modify the payment terms or any other terms of the Loans or Serviced Mortgage Loans without the prior written consent of Purchaser.

         2.10 Reports. The Servicers shall prepare and deliver such reports as may be required by the Mortgage Servicing Agreements and shall provide to Purchaser copies of all of such reports. The Servicers shall also prepare and provide such other reports as Purchaser may request from time to time with any costs for such additional reports to be agreed upon by Purchaser and Servicers in advance, and paid by Purchaser.

         2.11 Purchaser's Interim Servicing Manager. Sellers agree to reimburse Purchaser for the salary obligation, not to exceed $5,000 per month, plus actual travel and hotel costs for one of Purchaser's servicing managers to work at the Sellers' Premises for a period not to exceed ________.

         2.12 Sublease of the Premises. During the term of this Agreement, Servicers hereby sublet a portion of the Premises to Purchaser and agree to provide Purchaser with telephone services for such sublet portion of the Premises, in return for a monthly payment to Servicers by Purchaser of Purchaser's prorata portion each month of (i) the rent paid by Servicers under its lease for the Premises, (ii) the total utilities (including telephone service charges) for the Premises, and (iii) office supplies.

         2.13 Notification of Changes. The Servicers shall immediately notify Purchaser in writing of:

                  (a) Adverse Change; Breach. Any actual or threatened condition or event which has resulted or is likely to result in (i) a material adverse change in the Servicers' condition (financial or otherwise) or operations, (ii) a breach or non-compliance with a material term or condition of this Agreement; (iii) any material representation or warranty made by the Servicers in Section 3 no longer being accurate or complete.

                  (b) Material Adverse Effect. Any actual or threatened claims, proceedings or disputes against, or to the Servicers' knowledge, threatened or affecting the Servicers, which if adversely determined, could have a material adverse effect on the business, properties or condition (financial or otherwise) of the Servicer or the ability of the Servicer to perform its obligations hereunder in compliance with the terms of this Agreement.

                  (c) Change In Control. (i) The acquisition by any other entity, individual or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the common stock of any Servicer and/or other securities which have more than fifty percent (50%) of the combined voting power of the securities of any Servicer entitled to vote in the election of directors; (ii) the sale of all or substantially all of the assets of any Servicer to any other entity, individual or group; or (iii) any reorganization, merger or consolidation of any Servicer in which the shareholders of the Servicer immediately before such event will not immediately thereafter own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity or otherwise determine the management of the Servicer.

         2.14 Software Expenses. Servicers shall be responsible for all license fees payable with respect to the installation of Version 3.1 of the Enterprise software system. Except as provided in the preceding sentence, Servicers and Purchaser shall each be responsible for a pro rata portion of all maintenance and license fees for the Enterprise, Argus, Bloomberg LP and Moody's Risk Management Services software systems used by Servicers. Servicers' pro rata portion of such expenses shall be based on the number of days between the beginning of the period with respect to which any such expenses are payable and the date of this Agreement, and Purchaser's pro rata portion of such expenses shall be based on the number of days between the date of this Agreement and the end of the period with respect to which any such expenses are payable. All amounts paid by Purchaser for portions of such expenses for which Servicers are responsible shall be offset against the transition service fees payable to Servicers by Purchaser under Section 6.1.

                                   ARTICLE III
                    SERVICERS' REPRESENTATIONS AND WARRANTIES

         3. Servicers' Representations and Warranties. The Servicers represent and warrant to Purchaser, and at all times during the term of this Agreement shall be deemed to represent and warrant, as follows:

                  (a) Due Incorporation and Good Standing. H&W is a corporation duly organized, validly existing in good standing under the laws of the State of Michigan and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification. Each of BAC and BSC is a limited liability company duly organized, validly existing in good standing under the laws of the State of Michigan and is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification. Each Servicer holds all licenses, certificates, franchises, and permits from all governmental authorities necessary for the conduct of its business and has received no notice of proceedings relating to the revocation of any such license, certificate or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially affect the conduct of the business, results of operations, net worth or condition (financial or otherwise) of the Servicer.

                  (b) Corporate Authority and Power. Each Servicer has all requisite corporate power and authority to own its properties and to conduct any and all business required or contemplated by this Agreement to be conducted by the Servicer and to perform the covenants and obligations to be performed by it thereunder. The execution and delivery by each Servicer of this Agreement is within the corporate power of the Servicer and has been duly authorized by all necessary corporate action on the part of the Servicer. Neither the execution and delivery of this Agreement by any Servicer, nor the consummation by such Servicer of the transactions therein contemplated, nor compliance with the provisions thereof by the Servicer, will (1) conflict with or result in a breach of, or will constitute a default under, any of the provisions of the articles of incorporation or by-laws or articles of organization or operating agreement of the Servicer or any law, governmental rule or regulation, or any judgment, decree or order binding on the Servicer or its properties, or any of the provisions of any indenture, contract or other document, instrument or agreement to which the Servicer is a party or by which it is bound or (2) result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, contract or other document, instrument or agreement.

                  (c) Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other documents and instruments required or contemplated thereby to be executed or delivered by the Servicer under this Agreement, have been duly authorized, executed and delivered by each Servicer and constitute legal, valid and binding agreements enforceable against such Servicer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law.

                  (d) Consents. Except for the consent of Servicers' landlord to the sublease of a portion of the Premises to Purchaser, no consent, approval, order or authorization of, or registration, qualification or declaration with, any person, including, without limitation, any governmental authority by any Servicer is required in connection with the authorization, execution or delivery of this Agreement or the performance by such Servicer of the covenants and obligations to be performed by it thereunder or, if required, has been complied with.

                  (e) Information Provided by Servicers. The information provided by the Servicers to Purchaser in any document delivered in connection with this Agreement, including but not limited to financial reports and any other reports required to be delivered hereunder or under the Mortgage Servicing Agreements, is accurate and complete in all material respects.

                  (f) Compliance with Laws and Regulations. Each Servicer has performed and will continue to perform its obligations and duties hereunder in accordance with all applicable laws and regulations.

                                   ARTICLE IV
                    PURCHASER REPRESENTATIONS AND WARRANTIES

         4.       Purchaser's Representations and Warranties.  Purchaser

represents and warrants to the Servicer and at all times during the term of this Agreement shall be deemed to represent and warrant as follows:

                  (a) Due Incorporation and Good Standing. Purchaser is a national banking association duly organized, validly existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification. Purchaser holds all licenses, certificates, franchises, and permits from all governmental authorities necessary for the conduct of its business and has received no notice of proceedings relating to the revocation of any such license, certificate or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially affect the conduct of the business, results of operations, net worth or condition (financial or otherwise) of Purchaser.

                  (b) Corporate Authority and Power. Purchaser has all requisite corporate power and authority to own its properties and to conduct any and all business required or contemplated by this Agreement to be conducted by Purchaser and to perform the covenants and obligations to be performed by it thereunder. The execution and delivery by Purchaser of this Agreement is within the corporate power of Purchaser and has been duly authorized by all necessary corporate action on the part of Purchaser. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions therein contemplated, nor compliance with the provisions thereof by Purchaser, will (1) conflict with or result in a breach of, or will constitute a default under, any of the provisions of the certificate of incorporation or by-laws of Purchaser or any law, governmental rule or regulation, or any judgment, decree or order binding on Purchaser or its properties, or any of the provisions of any indenture, contract or other document, instrument or agreement to which Purchaser is a party or by which it is bound or (2) result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, contract or other document, instrument or agreement.

                  (c) Authorization, Execution and Delivery; Valid and Binding. This Agreement and all other documents and instruments required or contemplated thereby to be executed or delivered by Purchaser under this Agreement, have been duly authorized, executed and delivered by Purchaser and constitute legal, valid and binding agreements enforceable against Purchaser in accordance with their respective terms except as enforcement may be limited by applicable debtor relief laws and except as certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law.

                  (d) Consents. No consent, approval, order or authorization of, or registration, qualification or declaration with, any person, including, without limitation, any governmental authority, by Purchaser is required in connection with the authorization, execution or delivery of this Agreement or the performance by Purchaser of the covenants and obligations to be performed by it hereunder or, if required, has been complied with.

                  (e) Information Provided by Purchaser. The information provided by Purchaser to the Servicer in any document delivered in connection with this Agreement is accurate and complete in all material respects.



                                    ARTICLE V
                        CONFIDENTIALITY, CUSTODY OF DATA

         5.1 Ownership and Confidentiality. All data, information and documents which are in the Servicers' possession and which have been or may be obtained by the Servicers in connection with its provision of services under this Agreement, whether the same be in magnetic, electronic, written, typed or other form, shall at all times be the property of Purchaser. The Servicers shall hold all such data, information and documents and any other data, information and documents relating to Purchaser obtained as a result of Servicers' access to Purchaser premises, books and records, whether or not in a Servicer's possession, in strict confidence and shall make no use of the foregoing except as required to discharge its obligations hereunder or by applicable law or as expressly permitted in writing by Purchaser, provided that the Servicers shall not be liable for disclosure or use of any of such documents or material which at the time of such disclosure or use is in the public domain.

         5.2 Custody and Delivery. During the term of this Agreement, the Servicers shall deliver data, information and documents relative to Loans and Serviced Mortgage Loans serviced by the Servicers to such entities and by such means as Purchaser may designate. To the extent such data, information and documents are hard copy, Purchaser shall bear the cost of such delivery, and the Servicers shall bear the risk of loss thereof only until its tender of such data, information and documents to Purchaser's designated carrier. Notwithstanding the foregoing, the Servicers shall bear the cost and risk of loss in connection with the transfer and storage of any data, information and documents the Servicer determines shall be moved off-site for storage or safe-keeping. In addition, immediately upon any termination of this Agreement, and in no event later than five (5) Business Days following such termination, the Servicers shall properly package and facilitate the receipt by such carrier as Purchaser may designate of all data, information and documents in the Servicers' possession relative to the Loans and Serviced Mortgage Loans, and shall bear the risk of loss thereof until such documents, data and information have been tendered to the designated carrier. The Servicers shall cooperate with Purchaser to facilitate the transfer of all such data, information and documents to Purchaser, and

Purchaser shall bear the cost of such facilitation and shipping. Notwithstanding the foregoing, if this Agreement is terminated by Purchaser as a result of a Servicer's material breach of any term or condition of this Agreement, such Servicer shall bear the cost for time and materials required or utilized by the Servicer' employees to facilitate and effect such transfer.

                                   ARTICLE VI
                                  COMPENSATION

         6.1 Transition Service Fees. As compensation for the transition services provided by the Servicers under this Agreement, Purchaser agrees to pay the Servicers the amounts set forth in Attachment A.

         6.2 Payment Terms. Payments due the Servicers hereunder for services rendered during any given month during the term of this Agreement ("Payment Month") shall be set forth on the Funds Distribution Report for the applicable Payment Month and distributed at the time and in the manner set forth in Section 2.7 hereof.


                                   ARTICLE VII
                              TERM AND TERMINATION

         7.1 Term. This Agreement shall take effect on the Closing Date, as defined in the Purchase Agreement, and shall continue for a period ending on the earlier of: the date on which Purchaser completes its relocation to new premises from the Premises of Servicers, or October 31, 2001, unless earlier terminated as provided herein. Notwithstanding the foregoing, the minimum term of this Agreement shall be 90 days (the "Minimum Term').

         7.2 Termination by Purchaser for Cause. Notwithstanding any other provision of this Agreement, Purchaser, at its option, may immediately terminate this Agreement upon written notice to the Servicers upon the occurrence of any of the following events:

                  (a) If the Servicers fail to advance, remit, transfer or pay to the appropriate person within ___ Business Days of the date when due any funds that the Servicers are required to advance, remit, transfer or pay pursuant to this Agreement.

                  (b) If any representation or warranty made by any Servicer in
         Section 3 is false, incorrect or misleading in any material respect

                  (c) If any Servicer breaches or fails to observe any term or provision or to perform any obligation (other than those referred to in Section 7.2(a) or (b)) to be observed or performed by it under this Agreement and such breach or default is not cured within thirty (30) days after Purchaser has given the Servicers written notice demanding that such breach or default be cured.

         7.3 Optional Termination by Purchaser. After the Minimum Term, this Agreement may be terminated by Purchaser for any reason or no reason upon not less than thirty (30) days' prior written notice to the Servicers.

         7.4 Termination by the Servicers. This Agreement may be terminated by the Servicers (i) upon thirty (30) days' prior written notice if any payment to the Servicers required hereunder is not made when due (provided, such notice shall be of no effect and this Agreement shall continue in full force and effect if the payment is received by the Servicers prior to the end of the 30 day period).

         7.5 Termination by Either Party. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon notice to the other party if the other party becomes insolvent, is adjudicated bankrupt, makes an assignment for the benefit of its creditors, files or has filed against it a petition for bankruptcy, reorganization or arrangement (whether or not there is any attempt to reject this Agreement under any such petition), or suffers the appointment of a receiver for its affairs or for any of its property.

         7.6 Exclusive Remedy. Except as set forth in Sections 7.7 and 8.14, the right to terminate this Agreement under this Section 7 will be deemed to be the exclusive remedy of each party for a breach of this Agreement by the other party.

         7.7 Servicers' Duties Upon Termination. (a) Upon any termination of this Agreement, the Servicers (at Servicers' expense in the case of termination pursuant to Section 7.2, otherwise at Purchaser's expense) shall promptly deliver to any person designated by Purchaser the loan files together with all other reports, documents, data and information in the possession, custody or control of the Servicers that relate to the Loans and the Serviced Mortgage Loan. The Servicers shall exercise their best efforts to effect and carry out an orderly and efficient transfer of the duties, responsibilities and obligations of the Servicers to Purchaser, including without limitation, the following:

                           (i) Servicers and Purchaser shall effect the transfer
                  of sub-servicing responsibilities with respect to the Loans and Serviced Mortgage Loan from Servicers to Purchaser;

                           (ii) If Servicers receive any payment with respect to
                  a Loan or Serviced Mortgage Loan due on or after the termination of this Agreement, Servicers shall, if such payment is by check, endorse and forward such payment to Purchaser by overnight mail, and if such payment is by wire transfer, send the amount thereof by wire transfer to Purchaser, in each case within ___ Business Days from the date received and together with sufficient information for Purchaser to process and apply such payment;

                           (iii) Servicers and Purchaser shall cooperate in
                  correcting payment application errors. The party receiving notice of a misapplied payment shall promptly notify the other party. If either party receives a payment to which it is not entitled pursuant to this Agreement, it shall promptly pay such amount to the other party, together with sufficient information for the other party to process and apply such payment. If any check presented by the mortgagor under a Serviced Mortgage Loan to any Servicer before the termination of this Agreement is returned unpaid to any Servicer after such termination, such Servicer shall promptly forward the original unpaid check to Purchaser;

                           (iv) Following any notice of termination but prior to
                  the date of termination of this Agreement, Servicers shall at their expense inform the mortgagors under the Loans and the Serviced Mortgage Loans of the transfer to Purchaser of the rights to service the Loans and the Serviced Mortgage Loans by means of a "goodbye" letter in form and substance satisfactory to Purchaser. Servicers and Purchaser shall coordinate the mailing of the "goodbye" letter by Servicers with the mailing of a "hello" letter by Purchaser to ensure that the "goodbye" letter will be mailed first;

                           (v) Following any notice of termination but prior to
                  the date of termination of this Agreement, Servicers shall notify all insurance companies and/or agents for the Loans and the Serviced Mortgage Loans of the transfer to Purchaser of the rights to service the Loans and the Serviced Mortgage Loans by certified mail, return receipt requested; and

                           (vi) Servicers shall cooperate with Purchaser to
                  transfer tax-related records from any Servicer or Servicer's tax service agent to Purchaser or Purchaser's tax service agent and shall provide such additional tax conversion information as Purchaser may reasonably request.

         (b) In the event that Purchaser terminates this Agreement for cause under Section 7.2, in addition to the remedy set forth in Section 7.6, the Servicers shall reimburse Purchaser, on demand, for all reasonable out of pocket costs and expenses, including court costs and attorneys' fees, incidental to the termination of this Agreement and to the transfer of the loan servicing. Termination of this Agreement for cause or otherwise shall not release the Servicers or Purchaser from any liability or obligation that shall have arisen prior to termination or may thereafter arise as a result of acts or omissions by the Servicers or Purchaser prior to termination.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Assignment and Delegation of Duties. The Servicers shall not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, assign or transfer any portion of its rights, benefits or privileges under this Agreement to any other person, nor, delegate to or subcontract with, nor authorize or appoint, any other person to perform any of any Servicer's duties, covenants or obligations to be performed by it hereunder. Any agreement, instrument or act purporting to effect any such assignment, transfer, subcontract, delegation or appointment without such consent or consents shall be automatically deemed null and void. In the event that Purchaser shall consent to the delegation or subcontract of any of the Servicers' duties, covenants or obligations hereunder, the Servicers shall, notwithstanding such consent, be obligated to assure that each person that is retained to fulfill any such duties, covenants or obligations of the Servicers under this Agreement, is fully licensed and holds all required governmental franchises, certificates and permits necessary to conduct the business in which it is engaged, and is reputable, knowledgeable, skilled, bonded, insured and experienced and has the necessary personnel, facilities and equipment required to provide the services for which such person is retained. Any such person shall be retained solely for the Servicers' account and at the Servicers' sole expense and shall not be deemed to be an employee, agent or representative of Purchaser. Notwithstanding the foregoing, no single consent by Purchaser to any assignment as provided in this Agreement shall constitute or be construed as Purchaser's consent to any subsequent assignment.

         8.2 Independent Contractor. The Servicers undertake to service the Loans and the Serviced Mortgage Loans and to otherwise perform and carry out the duties, responsibilities and obligations to be performed and carried out by it under this Agreement as an independent contractor, and the Servicers shall not be deemed, nor shall any Servicer represent or hold itself out as, an employee, agent (except as expressly provided herein), partner, co-venturer or representative of Purchaser.

         8.3 No Waiver. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

         8.4 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements, representations, and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement. Except as otherwise expressly provided herein, this Agreement may not be changed or modified, except by agreement in writing, signed by the parties to be charged thereby.

         8.5 Survival. The representations and warranties, covenants and agreements of the parties contained herein as they relate to Loans and the Serviced Mortgage Loans serviced hereunder prior to the termination of this Agreement shall survive the termination of this Agreement. Without limiting the foregoing, Purchaser and Servicers expressly agree and acknowledge that Section 5.1, Article VII and Section 7.7 of this Agreement shall survive termination of this Agreement.

         8.6 Severability. It is the desire and the intent of the parties hereto that the terms and conditions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular term or condition of this Agreement shall be adjudicated or becomes by operation of law invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion which is adjudicated or which becomes by operation of law invalid or unenforceable, and the remainder of this Agreement shall remain in full force and effect.

         8.7 Successors and Assigns. Subject to Section 8.1, this Agreement shall be binding upon and inure to the benefit of the successors and legal representatives of the respective parties hereto.

         8.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered, which shall be by (i) certified, registered or other United States mail service, with overnight delivery postage paid, (ii) commercial overnight courier service, or (iii) acknowledged facsimile transmission (with subsequent confirmation by one of the foregoing methods) to the person and place designated as follows:

         If to Purchaser:

                  Wells Fargo & Company
                  Wells Fargo Center  MAC N9305-173
                  Sixth and Marquette
                  Minneapolis, MN 55479
                  Attention: Secretary

         If to Sellers:

                  Bingham Financial Services Corporation
                  260 East Brown Street - Suite 200
                  Birmingham, MI 58009
                  Attention: Ronald A. Klein

or such other person and place as such entity shall furnish to the parties hereto in writing.

         8.9 Further Instrument. Each party shall, on such dates as the other may request, without cost or expense to the other, execute and deliver or cause to be executed and delivered to the requesting party, such further instruments as such party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

         8.10 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.11 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         8.12 Governing Law; Venue. This Agreement will be governed by the laws of the State of Michigan, without regard to conflicts of law provisions.

         8.13 Meetings. The Servicers shall attend such meetings as may be reasonably required from time to time by Purchaser in connection with the transactions contemplated hereby. Purchaser shall bear the costs of Servicers in connection therewith.

         8.14 Servicers' Expenses. Subject to the last sentence of this Section 8.14, notwithstanding anything to the contrary herein, the out-of-pocket expenses incurred by Servicers in performing their obligations under this Agreement (whether or not this Agreement expressly provides that Servicers shall be responsible for such expenses) shall not exceed $10,000. Purchaser shall reimburse Sellers for all out-of-pocket expenses incurred by them in performing such obligations in excess of such amount no later than ___ Business Days after Servicers deliver to Purchaser an invoice for such expenses. Servicers shall be responsible for all out-of-pocket expenses incurred by them under Section 2.14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                       BINGHAM FINANCIAL SERVICES
                                                CORPORATION


                                       By: _________________________
                                       Name:    __________________
                                       Title:   __________________


                                    BLOOMFIELD ACCEPTANCE
                                             COMPANY, L.L.C.


                                    By: _________________________
                                    Name:    __________________
                                    Title:   __________________


                                    BLOOMFIELD SERVICING
                                             COMPANY, L.L.C.


                                    By: _________________________
                                    Name:    __________________
                                    Title:   __________________


                                    HARTGER & WILLARD MORTGAGE ASSOCIATES, INC.


                                    By: _________________________
                                    Name:    __________________
                                    Title:   __________________


                                    WELLS FARGO BANK, NATIONAL
                                             ASSOCIATION


                                    By: _________________________
                                    Name:    __________________
                                    Title:   __________________

                                  ATTACHMENT A